Exhibit 10.1

February 20, 2024

Clearwater Paper Corporation

601 West Riverside Avenue, Suite 1100

Spokane, WA 99201

Attention: Heidi Blair, VP, Treasurer

Commitment Letter

Ladies and Gentlemen:

Clearwater Paper Corporation, a Delaware corporation (“you” or the “Borrower”), has advised AgWest Farm Credit, PCA (“AgWest”), CoBank, FCB (“CoBank”) and Coöperatieve Rabobank U.A., New York Branch ( “Rabobank”; together with AgWest and CoBank, each a “Commitment Party” and, collectively, the “Commitment Parties”) that you intend to acquire, directly or indirectly, certain of the assets of Graphic Packaging International, LLC, a Delaware limited liability company (the “Seller”) identified as the “Transferred Assets” (the “Transferred Assets”) pursuant to that certain Asset Purchase Agreement, dated on or about the date hereof (including all annexes, schedules and exhibits thereto, the “Acquisition Agreement”), by and between you and the Seller. Such acquisition as contemplated by the Acquisition Agreement to occur on the Closing Date (as defined below) is referred to herein as the “Acquisition.”

In connection with the foregoing, you have advised the Commitment Parties that you intend to finance the Acquisition, to fund costs and expenses related to the Transactions (as defined below), and to finance the ongoing working capital and other general corporate purposes of the Borrower and its subsidiaries with the following:

(a) cash on hand (and/or drawings under (i) the ABL Facility (as defined below), and/or (ii) the Term Revolver Facility (as defined below));

(b) a new senior secured term loan facility in an aggregate principal amount of $340,000,000 having the terms set forth on Exhibit A to this Commitment Letter (the “Farm Credit Term Loan Facility” and, together with the Term Revolver Facility, the “Farm Credit Facilities”); and

(c) a new senior secured term loan facility in an aggregate principal amount of $150,000,000 having the terms set forth on Exhibit A to this Commitment Letter (the “Commercial Bank Term Loan Facility” and, together with the Farm Credit Term Loan Facility, the “Term Loan Facilities”, and, together with the Farm Credit Facilities, the “Senior Credit Facilities”).

Moreover, in connection with the foregoing, it is intended that:

(a) either (i) that certain ABL Credit Agreement, dated as of July 26, 2019 (as amended, supplemented or otherwise modified from time to time, the “Existing ABL Agreement” and the revolving credit facility documented thereunder, the “Existing ABL Credit Facility”, in each case, for the avoidance of doubt, prior to the Required ABL Amendments or New ABL Facility, as applicable), among the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent will be amended pursuant to the Required ABL Amendments (as defined below) (such amended Existing ABL Agreement, the “Amended ABL Facility”), or (ii) if the Required ABL Amendments cannot be obtained, the Existing ABL Agreement will be refinanced and replaced in full in an aggregate amount of up to $275 million, together with incremental commitments that may be obtained from time to time from one or more lenders thereunder in an amount not to exceed $100 million and having the terms set forth in Exhibit B to this Commitment Letter and otherwise giving effect to the Required ABL Amendments (the “New ABL Facility”, either the Amended ABL Facility or the New ABL Facility, as applicable, the “ABL Facility”), with all commitments under the Existing ABL Agreement terminated, all principal, interest, fees and other amounts outstanding or accrued thereunder repaid in full, all letters of credit issued thereunder canceled (or deemed to be issued under the New ABL Facility or otherwise backstopped in the manner satisfactory to the issuer thereof) and all guarantees and liens existing in connection therewith discharged and released (such termination, repayment, cancellation, discharge and release, the “Existing ABL Repayment”); and

(b) either (i) that certain Credit Agreement, dated as of October 27, 2023 (as amended, supplemented or otherwise modified from time to time, the “Existing AgWest Credit Agreement” and the term revolver credit facility documented thereunder, the “Existing Term Revolver Credit Facility”, in each case, for the avoidance of doubt, prior to the Term Revolver Amendment or New Term Revolver Facility, as applicable), by and among the Borrower, certain subsidiaries of the Borrower, as guarantors, the lenders and voting participants party thereto and AgWest, as administrative agent will be amended and/or restated to provide for the terms set forth on Exhibit A to this Commitment Letter, which amendment and/or restatement, among other modifications, will add, as part of the definitive documentation therefor, the Term Loan Facilities as tranches thereunder and modify certain of the covenants set forth therein, including to permit the Transactions (such amendment and/or restatement of the Existing AgWest Credit Agreement other than the addition of the Term Loan Facilities as tranches, the “Term Revolver Amendment”) or (ii) if the Term Revolver Amendment cannot be obtained through a vote of all the existing lenders and voting participants under the Existing AgWest Credit Agreement (the “Existing Term Revolver Lenders”) and/or through the assignment of the commitments and loans of any Existing Term Revolver Lenders who do not vote in favor of the Term Revolver Amendment (unwinding any participations and re-participating as necessary), the Existing Term Revolver Credit Facility will be refinanced (or deemed refinanced) in full in its entirety in order to replace the Existing Term Revolver Credit Facility with a credit facility having substantially the same terms, after giving effect to the Term Revolver Amendment (the “New Term Revolver Facility”, either the Term Revolver Amendment or the New Term Revolver Facility, as applicable, the “Term Revolver Facility”, and the Term Revolver Facility, the ABL Facility, and the other Senior Credit Facilities, collectively, the “Credit Facilities”).

As used herein, the term “Required ABL Amendments” means (a) an amendment to clause (b)(ii) of the definition of “Intercreditor Agreement” in the Existing ABL Agreement to refer to an intercreditor agreement that is substantially in the form of the “PCA Intercreditor Agreement” (as defined in the Existing ABL Agreement), (b) an amendment to the definition of “PCA Facility” under the Existing ABL Agreement to refer only to the Term Revolver Facility (and not, for the avoidance of doubt, the Term Loan Facilities)

2

as in effect under, and subject to the terms of, the Amended and Restated Credit Agreement (as defined in the Senior Credit Facilities Term Sheet) on the Closing Date (as defined in the Senior Credit Facilities Term Sheet); provided, however, that, the references to the “PCA Facility” in the following sections of the Existing ABL Agreement shall be amended so that they also encompass the Term Loan Facilities: the definitions of “Farm Credit Lender” and “Term Loan Representative” in Section 1.1, Section 7.2(p), Section 7.3(h), Section 7.3(z), Section 7.7(w) and Section 7.8(d), (c) amendments to change “Fourth Amendment Effective Date” to instead refer to the Closing Date (as defined in the Senior Credit Facilities Term Sheet) in the following sections of the Existing ABL Agreement: the definition of “Farm Credit Lender” in Section 1.1, the definition of “PCA Intercreditor Agreement” in Section 1.1, Section 7.2(p), Section 7.3(z) and Section 7.7(w), (d) an amendment to the definition of “PCA Facility Documents” under the Existing ABL Agreement to refer to the “Loan Documents” as defined in the Amended and Restated Credit Agreement, (e) the Acquisition shall be deemed to be a Permitted Acquisition thereunder, (f) an amendment to Section 7.2(b)(i) of the Existing ABL Agreement to permit indebtedness under or secured by the PCA Facility Documents in an aggregate principal amount not to exceed $820.0 million, (g) an amendment to Section 7.2(aa) of the Existing ABL Agreement to, during the period prior to payment in full in cash of the outstanding obligations, and termination of the lending commitments, under the Term Revolver Facility, conform such basket to item (v) of the additional indebtedness subsection of the “Negative Covenants” section in the Senior Credit Facilities Term Sheet, (h) amendments to Section 7.3 (provided, that, in the case of Section 7.3, such basket shall provide that such liens are subordinated to the liens of the administrative agent under the Existing ABL Agreement on reasonably acceptable terms) and 7.5 of the Existing ABL Agreement to add appropriate baskets for Tax Incentive Transactions (as defined in the Senior Credit Facilities Term Sheet) and to the definitions of “Attributable Indebtedness”, “Indebtedness”, “Investment” to carveout any Tax Incentive Transactions from such defined terms, (i) an amendment to Section 7.8(d) of the Existing ABL Agreement to provide that the conditions in clauses (A) and (B) thereof do not apply in the case of the obligations under PCA Facility Documents, and (j) an amendment to Section 7.17 of the Existing ABL Agreement to provide that the covenants relating to changes, consents or agreement with respect to any amendment, modification, waiver or other change in such Section 7.17 apply only to amendments, modifications, waivers of the Term Revolver Facility after the Closing Date and, for the avoidance of doubt, to not restrict or prohibit the amortization and mandatory prepayments of the Senior Credit Facilities.

The consummation of the Acquisition, the entering into of the Required ABL Amendments (or, if necessary, the New ABL Facility), the entering into of the Term Revolver Amendment (or, if necessary, the New Term Revolver Facility), the initial borrowings under the applicable Credit Facilities, the payment of related fees, costs and expenses and all related transactions described above are hereinafter collectively referred to as the “Transactions.”

Upon and subject to the terms and conditions set forth in this letter, the Summary of Terms and Conditions attached as Exhibit A hereto (the “Senior Credit Facilities Term Sheet”), the Summary of Terms and Conditions attached as Exhibit B hereto (the “ABL Term Sheet” and, together with the Senior Credit Facilities Term Sheet, the “Term Sheets”), each of such Term Sheets are incorporated herein by this reference and the Summary of Additional Conditions attached hereto as Exhibit C and incorporated herein by reference (collectively with this commitment letter and the Term Sheets, the “Commitment Letter”): (a) AgWest is pleased to offer to be the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities, (b) AgWest shall execute the SCF Loan Documentation (as hereinafter defined) as an initial lender and commits to provide the Borrower with 100% of its initial

3

commitment of $340,000,000 in the aggregate principal amount under the Farm Credit Term Loan Facility, (c) CoBank shall purchase a $260,000,000 participation in AgWest’s commitment under the Farm Credit Term Loan Facility and commits to provide the Borrower with 100% of its $260,000,000 participation under the Farm Credit Term Loan Facility (with the documentation for such participation based on customary precedent documentation utilized by the Commitment Parties), (d) Rabobank is pleased to offer to be the syndication agent for the Senior Credit Facilities, (e) Rabobank commits to provide 100% of aggregate principal amount of the Commercial Bank Term Loan Facility, (f) AgWest is pleased to advise you of its willingness in connection with the foregoing commitments under the Farm Credit Facilities to act as sole lead arranger and sole bookrunner for the Farm Credit Facilities (AgWest acting in such capacities, the “Farm Credit Facilities Lead Arranger”) and (g) Rabobank is pleased to advise you of its willingness in connection with the foregoing commitments under the Commercial Bank Term Loan Facility to act as sole lead arranger and bookrunner for the Commercial Bank Term Loan Facility (Rabobank acting in such capacities, the “Commercial Bank Facility Lead Arranger”), and in connection with Rabobank’s commitments under the New ABL Facility described below, if instructed by you in writing, Rabobank is pleased to advise you of its willingness to act as sole lead arranger and bookrunner for the ABL Facility (Rabobank acting in such capacity, the “ABL Lead Arranger” and together with the Farm Credit Facilities Lead Arranger and the Commercial Bank Facility Lead Arranger, each a “Lead Arranger” and, collectively, the “Lead Arrangers”). The foregoing commitments of the Commitment Parties (collectively, in their capacities as lenders, the “Lead Banks”) hereunder are several and not joint. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval. It is agreed that (i) AgWest shall have the “left” placement in any and all marketing materials or other documentation used in connection with the Farm Credit Facilities and shall hold the leading role and responsibilities conventionally associated with such “left” placement and (ii) Rabobank shall have the “left” placement in any and all marketing materials or other documentation used in connection with the Commercial Bank Term Loan Facility and, if instructed in writing by you to serve as ABL Lead Arranger, the ABL Facility, and shall hold the leading role and responsibilities conventionally associated with such “left” placement. As used herein, “SCF Loan Documentation” means the definitive documentation for the applicable Senior Credit Facilities, and “Loan Documentation” means the definitive documentation for the applicable Credit Facilities.

Moreover, (i) the Farm Credit Facilities Lead Arranger will use its commercially reasonable efforts to arrange the Term Revolver Amendment and (ii) in the event that such approval cannot be obtained from the Existing Term Revolver Lenders (other than, for the avoidance of doubt, AgWest and CoBank), each of AgWest and CoBank hereby advises you of its commitment to, on a joint and several basis, (A) vote 100% of their respective loans, commitments and/or participation interests under the Existing Term Revolver Credit Facility in favor of the Term Revolver Amendment (including any loans, commitments and/or participation interests taken by assignment in connection with the Term Revolver Amendment), with AgWest’s commitment, as a lender, being in respect of $120,000,000 of the Existing Term Revolver Credit Facility and CoBank’s commitment, as a lender, being in respect of $150,000,000 of the Existing Term Revolver Credit Facility (and in each case together with any other loans, commitments and/or participation interests either AgWest or Rabobank or any of their respective affiliates acquire in the Existing Term Revolver Credit Facility), and (B) either (x) to the extent possible, take assignment of the commitments, loans and/or participation interests of any Existing Term Revolver Lenders who do not vote in favor of the Term Revolver Amendment (unwinding any participations and re-participating as necessary) or (y), if directed by you, provide 100% of the New Term Revolver Facility, which shall be applied first, to refinance (or be deemed to refinance) the Existing Fixed Rate Loan and any other loans then outstanding under the

4

Existing Term Revolver Credit Facility and second, to the extent of any undrawn Term Revolver Commitment Amount (as defined in the Senior Credit Facilities Term Sheet), as an advance of new loans thereunder up to the maximum Term Revolver Commitment Amount, and (C) in connection with the foregoing, to waive the provisions of (1) the last sentence of Section 2.3(c) of the Existing AgWest Credit Agreement, (2) the final sentence of clause (b) of Schedule 1.1(a) of the Existing AgWest Credit Agreement, in each case to the extent necessary to permit the refinancing of the Existing Term Revolver Credit Facility with the proceeds of the New Term Revolver Facility and (3) their right to receive the Make-Whole Amount (as defined in the Existing AgWest Credit Agreement) in connection with any such refinancing (or deemed refinancing); provided, that, for the avoidance of doubt, the outstanding principal amount of the Existing Fixed Rate Loan (as defined in the Senior Credit Facilities Term Sheet) as to which no Make-Whole Amount shall have been paid, reimbursed, or compensated, directly or indirectly (including through any indemnification payment) for any out-of-pocket cost by the Loan Parties in connection with any such refinancing (or deemed refinancing) shall be deemed to remain outstanding (via rollover in a refinancing or otherwise) on its existing terms (and, for the avoidance of doubt, without derogation of the commitment to refinance the Existing Term Revolver Credit Facility described in the foregoing clause (B)(y) as applicable, shall not be prepaid or repaid) until November 1, 2024.

Furthermore, if instructed by you in writing, Rabobank shall use its commercially reasonable efforts to arrange the Required ABL Amendments and, in the event that you notify Rabobank that the Required ABL Amendments cannot be obtained from the existing lenders under the Existing ABL Agreement (the “Existing ABL Lenders”), Rabobank hereby advises you of its commitment to either (A) to the extent possible, take assignment of the commitments and loans of any non-consenting Existing ABL Lenders in an amount sufficient to obtain the Required ABL Amendments or, if directed by you, (B) provide 100% of the New ABL Facility, a portion of which proceeds will be applied to finance the Existing ABL Repayment.

The commitment of the Lead Banks hereunder to fund (or, as applicable, ensure funding of) the applicable Credit Facilities (which, for the avoidance of doubt, in the case of the ABL Facility, shall be up to the amount of remaining undrawn availability under the Line Cap (as defined in the Existing ABL Facility and as evidenced by the borrowing base certificate delivered pursuant to clause (d) of paragraph 6 set forth in Exhibit C hereto) and, in the case of the Term Revolver Facility, shall be up to the amount of remaining undrawn availability under the Aggregate Commitments (as defined in the Existing AgWest Credit Agreement)) on the date of the consummation of the Acquisition (the “Closing Date”), are subject solely to the conditions set forth in Exhibit C hereto and, upon satisfaction (or waiver by all Commitment Parties) of such conditions and subject to the Limited Conditionality Provision (as defined below), the funding of the applicable Credit Facilities shall occur.

Notwithstanding anything in this Commitment Letter, the Fee Letter (as defined below), the Loan Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations the accuracy of which shall be a condition to the effectiveness of the Credit Facilities and the availability of the applicable Credit Facilities on the Closing Date shall be (i) the representations and warranties made by the Seller with respect to the Seller, the Transferred Assets or the Transferred Business (as defined in the Acquisition Agreement) in the Acquisition Agreement, but only to the extent that you (or your subsidiaries) have the right to terminate your (or such subsidiaries’) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of any such representation or warranty in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined

5

below) in the Loan Documentation and (b) the terms of the Loan Documentation shall be in a form such that they do not impair the availability of the applicable Credit Facilities on the Closing Date if the conditions set forth in Exhibit C hereto are satisfied (provided, that, to the extent any lien search, guaranty, any Security (as defined in the Senior Credit Facilities Term Sheet) or the perfection of the security interest in any Security is not or cannot be provided and/or perfected on the Closing Date (other than (x) the perfection of security interests in such Security with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code and (y) the delivery of stock or membership certificates, if any, evidencing the Capital Stock (as defined in the Existing AgWest Credit Agreement)) required to be pledged pursuant to the Guarantee and Collateral Agreement (as defined in the Existing AgWest Credit Agreement) of any subsidiaries formed or acquired in connection with the Acquisition and undated stock or transfer powers duly executed in blank, in each case to the extent such Capital Stock is certificated) is not able to be provided on the date of the consummation of the Acquisition after the Borrower’s use of commercially reasonable efforts to do so, then the provision of such lien search, guaranty or Security or the creation or the perfection of such security interest in such Security will not constitute a condition precedent to the availability of the applicable Credit Facilities on such date, but such perfection shall be required by the date that is sixty (60) days following such date of consummation (or such later date as the Administrative Agent shall approve in its sole discretion). For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties (as defined in the Senior Credit Facilities Term Sheet) set forth in the Loan Documentation relating to: corporate or other organizational existence of the Loan Parties; power and authority; due authorization, execution, delivery and performance of, and enforceability against the Loan Parties of, the applicable Loan Documentation; execution, delivery and performance of the applicable Loan Documentation not conflicting with organizational documents of the Loan Parties; execution, delivery and performance of the applicable Loan Documentation not violating in any material respect any law; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; federal reserve margin regulations; the Investment Company Act; use of proceeds of the Senior Credit Facilities or the ABL Facility, as applicable, not in violation of anti-terrorism laws, anti-corruption laws, and sanctions; and subject to the provisions of this paragraph, creation, validity, perfection and first priority (subject to liens permitted by the applicable Loan Documentation, including the Intercreditor Agreement (as defined in the Senior Credit Facilities Term Sheet)) of security interests in the Security (as defined in each Term Sheet). This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

The Lead Arrangers reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Commitment Parties’ commitments hereunder to (a) in the case of the Farm Credit Facilities, via the sale of participations, a syndicate of Farm Credit System financial institutions and other entities arranged by the Farm Credit Facilities Lead Arranger, all of whom shall, except as provided under “Assignments and Participations” in the Senior Credit Facilities Term Sheet (I) be banks or credit associations that are members of the Farm Credit System, (II) be acceptable to the Borrower (such consent not to be unreasonably withheld or delayed) and the Farm Credit Facilities Lead Arranger and (III) not be Disqualified Lenders (to be defined substantially the same as in the Existing AgWest Credit Agreement) (together with AgWest and CoBank, the lenders and voting participants under the Farm Credit Facilities, the “Farm Credit Bank Group”) and (b) in the case of the Commercial Bank Term Loan Facility and the ABL Facility, a group of banks, financial institutions and institutional lenders arranged by the Commercial Bank Lead Arranger, all of whom shall, except as provided under “Assignments and Participations” in the Senior Credit Facilities Term Sheet (or, in the case of the Existing ABL Credit Facility, except as provided pursuant the Existing ABL Agreement) (i) be acceptable to the Borrower (such consent not to be

6

unreasonably withheld or delayed) and the Lead Arrangers and (ii) not be Disqualified Lenders (the lenders under the Commercial Bank Term Loan Facility, the “Commercial Bank Lenders”, the lenders under the ABL Facility, the “ABL Lenders” and, together with the Farm Credit Bank Group and the Commercial Bank Lenders, the “Lenders”); provided, that, notwithstanding the Lead Arrangers’ right to syndicate the Senior Credit Facilities and the ABL Facility and receive commitments with respect thereto, (i) no Commitment Party shall be relieved, released or novated from its obligations as a Commitment Party hereunder in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until the funding of the applicable Credit Facilities on the Closing Date, (ii) no assignment or novation shall become effective as between you and us with respect to all or any portion of any Commitment Party’s commitments hereunder until the funding of the applicable Credit Facilities on the Closing Date, and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments, including, to the extent applicable, all rights with respect to consents, modifications, supplements, waivers and amendments, until the funding of the applicable Credit Facilities. Notwithstanding anything to the contrary contained in the Commitment Letter or the Fee Letter, the commencement of the syndication shall not constitute a condition to the initial funding or availability of any of the Credit Facilities on the Closing Date. You agree to actively assist, and to use your commercially reasonable efforts to cause the Seller to assist (subject to the terms of the Acquisition Agreement), the Lead Arrangers in achieving a syndication of the applicable Credit Facilities that is satisfactory to each Lead Arranger and you. Such assistance shall include your: (a) providing, and causing your advisors to provide, the Commitment Parties and the other Lenders and Voting Participants (as defined in the Senior Credit Facilities Term Sheet), upon request, with all information reasonably deemed necessary by the Commitment Parties to complete syndication, including, but not limited to, information and evaluations prepared by you and your advisors and your using commercially reasonable efforts to provide (subject to the terms of the Acquisition Agreement) such information prepared by, the Seller and its advisors, or on your or its behalf, relating to the Transactions (including the Projections (as defined below), the “Information”); (b) upon the request of the Lead Arrangers, assisting in the preparation of a confidential information memorandum or lenders’ presentation and other reasonably necessary materials to be used in connection with the syndication of the applicable Credit Facilities (collectively with the Term Sheets, the “Information Materials”); (c) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from your existing banking relationships and using your commercially reasonable efforts to cause the Seller to ensure that the Lead Arrangers’ syndication efforts benefit from their existing banking relationships, if so requested by the Lead Arrangers; and (d) otherwise assisting the Commitment Parties in their syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to cause the officers and advisors of the Seller, available from time to time to attend and make presentations regarding the business and prospects of the Borrower, the Seller and their respective subsidiaries, as appropriate, at one (1) or more meetings of prospective Lenders and Voting Participants. It is understood and agreed that the applicable Lead Arranger for the respective Credit Facilities will manage and control all aspects of the syndication in consultation with you (and, as specified herein, with your consent), including decisions as to the selection of prospective Lenders and Voting Participants and any titles offered to proposed Lenders and Voting Participants, when commitments will be accepted, and the final allocations of the commitments among the Lenders and Voting Participants. It is understood that no Lender or Voting Participant participating in the Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Term Sheets and in the Fee Letter.

7

You represent and warrant (with respect to the Seller and its subsidiaries and businesses, to your knowledge; it being understood and agreed that such representation and warranty is only made to the best your knowledge in the case of any industry or general economic information) that (a) all written information (other than financial projections, estimates, forecasts and other forward looking or projected information and information of a general economic or industry specific nature, collectively, the “Projections”) that you or your representatives have provided or will provide to us in connection with the transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, was on the date furnished, does, or when provided will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which they are made, and (b) the Projections that have been or will be so provided in connection with the transactions contemplated hereby have been or will be prepared in good faith based on assumptions believed by you to be reasonable at the time furnished to us (it being understood by us that the Projections and assumptions as to future results are not to be viewed as facts, are inherently subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect if such information or Projections were furnished at such time and such representations were remade, in any material respect, then you will (and with respect to the Seller and its subsidiaries and businesses, will use commercially reasonable efforts to) promptly supplement such affected information and the Projections so that such representations when remade would be correct, in all material respects, under those circumstances.

You acknowledge that the Lead Arrangers and/or the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system. In connection with the syndication of the Credit Facilities, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws) with respect to the Borrower or its affiliates, or the respective securities of any of the foregoing. You agree, however, that the Lead Arrangers and/or the Commitment Parties, on your behalf, may distribute the following documents to all prospective Lenders, (a) administrative materials for prospective Lenders, such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the Credit Facilities’ terms, and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of the Loan Documentation. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary authorization letter authorizing the dissemination thereof, which such letter exculpate you, the Seller and us with respect to any liability related to the unauthorized use or misuse of the contents of the Information Materials or related marketing materials by the recipients thereto.

8

By executing this Commitment Letter, you agree to reimburse the Commitment Parties and the Lead Arrangers from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the documented and reasonable fees, disbursements and other charges of Moore & Van Allen PLLC, as counsel to the Administrative Agent (and, in the case of the ABL Facility, Moore & Van Allen PLLC or another law firm acceptable to Rabobank in consultation with the Borrower), and of a single local counsel to the Lenders in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and (b) due diligence expenses) incurred in connection with the Credit Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

You agree to indemnify and hold harmless the Commitment Parties, the Lead Arrangers, each Lender and each of their affiliates and their respective partners, officers, directors, employees, agents, trustees, administrators, managers, advisors and representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any other transactions contemplated by this Commitment Letter or the Fee Letter, (b) any other matters contemplated by this Commitment Letter or the Fee Letter or the Transactions or (c) the Credit Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent (i) such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or material breach of its obligations hereunder, or (ii) arising from any dispute solely among Indemnified Parties that does not involve an act or omission by you or any of your affiliates (and, in any event, other than any claims against the Administrative Agent or a Lead Arranger in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under the Credit Facilities and other than any claims arising out of any act or omission on the part of you or your subsidiaries). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the Transactions are consummated. Neither you, any Commitment Party nor any other Indemnified Party shall be responsible or liable to any other party hereto nor any other person for consequential, indirect, punitive, or exemplary damages which may be alleged as a result of this Commitment Letter or the transactions contemplated hereby. The Commitment Parties and any other Indemnified Parties shall only be liable to you to the extent of any direct damages that are determined by a final judgment of a court of competent jurisdiction to be attributable solely to the gross negligence or willful misconduct of such Indemnified Party. The provisions of this paragraph shall be in addition to any rights that you, any Commitment Party or any other Indemnified Party may have at common law or otherwise, including any right of contribution. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of an Indemnified Party or a material breach of the obligations of such Indemnified Party under this Commitment Letter, the Fee Letter or the Loan Documentation as determined by a court of competent jurisdiction in a final judgment.

9

This Commitment Letter, the joint fee letter among you and each Commitment Party of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, neither this Commitment Letter, the Fee Letter nor their respective contents will be disclosed publicly or privately except (a) to you and your officers, directors, employees, affiliates, members, partners, attorneys, accountants, agents and advisors, in each case on a confidential basis and (b) in any legal, judicial or administrative proceeding or other compulsory process or as otherwise required by applicable law or regulations (in which case you agree to use commercially reasonable efforts to promptly notify the Commitment Parties to the extent not prohibited by law); provided, however, it is understood and agreed that (i) you may disclose this Commitment Letter (including the Term Sheets) but not the Fee Letter nor the contents thereof (except as provided below) after your acceptance of this Commitment Letter and the Fee Letter, (A) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (B) to rating agencies on a confidential basis and (C) to your lenders, agents and arrangers under the Existing ABL Agreement; (ii) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose the aggregate fees payable under the Fee Letter (but not the Fee Letter or the contents thereof) in generic disclosure of aggregate sources and uses contained in any marketing materials relating to the Credit Facilities; (iii) the aggregate fees and other amounts herein and in the Fee Letter (but not the Fee Letter or the contents thereof) may be reflected in your financial statements as part of the aggregate expenses in connection with the transactions contemplated hereby and may otherwise be disclosed as part of projections, pro forma information and a generic disclosure of aggregate sources and uses, (iv) you may disclose the Commitment Letter and the Fee Letter in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby or thereby or enforcement hereof and thereof and (v) to the extent redacted in a manner reasonably agreed by us, you may disclose the Fee Letter and the contents thereof to the Seller, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis. The foregoing provisions of this paragraph shall terminate (as it relates to the Commitment Letter but not as it relates to the Fee Letter) on the two-year anniversary of the date hereof. The Commitment Parties and the Lead Arrangers hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties or the Lead Arrangers, as applicable, to identify you in accordance with the Act.

Each Commitment Party shall use all nonpublic and other confidential information received by it in connection with the Credit Facilities and the transactions contemplated hereby (“Confidential Information”) solely for the purposes of providing the services that are the subject of this Commitment Letter and otherwise in connection with the transactions contemplated hereby and shall treat confidentially all such information; provided, however, that, nothing herein shall prevent any Commitment Party from disclosing any Confidential Information (a) to any Lenders or participants or prospective Lenders or participants, subject to the proviso below, (b) in any legal, judicial or administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall use commercially reasonable efforts to promptly notify you, in advance, to the extent not prohibited by law), (c) upon the request or demand of any regulatory authority or self-regulatory organization having jurisdiction or oversight over such Commitment Party or its affiliates (in which case such Commitment Party shall use commercially reasonable efforts to promptly notify you, in advance, to the extent permitted by law, except in connection with any request as part of a regulatory or bank examination or an inquiry by a self-regulatory body in the ordinary course), (d) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who need to know such information and who are informed of the confidential nature of such information and

10

are or have been advised of their obligation to keep information of this type confidential (provided that each Commitment Party shall be responsible for its Representative’s compliance with this paragraph), (e) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and the applicable Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Credit Facilities and any related transactions, (f) to the extent any such information becomes publicly available other than by reason of disclosure by a Commitment Party or their respective affiliates or Representatives in violation of this Commitment Letter and (g) pursuant to customary disclosure about the terms of the applicable financings contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes; provided, that, the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants (or its advisors) referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant (or its advisors) that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of the applicable Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information on terms that have been approved by and are reasonably acceptable to you. Each Commitment Party’s obligations under this paragraph will automatically terminate and be superseded by the confidentiality provisions in the applicable Loan Documentation upon the execution and delivery thereof and in any event will automatically terminate two years following the date of this Commitment Letter.

You acknowledge that the Commitment Parties and the Lead Arrangers or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties and the Lead Arrangers agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties and the Lead Arrangers further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties and the Lead Arrangers are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of the Commitment Parties, the Lead Arrangers or any of such affiliates, whether related to the Existing AgWest Credit Agreement, the Existing ABL Agreement, or otherwise. The Borrower acknowledges that AgWest currently is acting as administrative agent and a lender under the Existing AgWest Credit Agreement, and the Borrower’s and its affiliates’ rights and obligations under any other agreement with the Lead Arrangers or any of its affiliates (including the Existing AgWest Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by the Lead Arrangers’ performance or lack of performance of services hereunder. The Borrower hereby agrees that the Lead Arrangers may render their respective services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and the Borrower hereby waives any conflict of interest claims relating to the relationship between the Lead Arrangers and the Borrower and its affiliates in connection with the engagement contemplated hereby, on the one hand, and the exercise by the Lead Arrangers or any of their affiliates of any of their rights and duties under any credit or other agreement (including the Existing AgWest Credit Agreement), on the other hand.

11

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties and the Lead Arrangers, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each Commitment Party and each Lead Arranger has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) no Commitment Party nor any Lead Arranger has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Commitment Parties and the Lead Arrangers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties and the Lead Arrangers have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties or the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding six paragraphs and of the paragraph below addressing choice of law and waiver of jury trial shall remain in full force and effect regardless of whether any definitive documentation for the Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties or the Lead Arrangers hereunder; provided, however, that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the applicable Loan Documentation upon the Closing Date, and you shall automatically be released from all liability in connection therewith at such time (for the avoidance of doubt, not including liabilities under comparable provisions in the applicable Loan Documentation).

This Commitment Letter and the Fee Letter may be in the form of an electronic record (in “.pdf” form or otherwise) and may be executed using electronic signatures, which shall be considered as originals and shall have the same legal effect, validity and enforceability as a paper record. This Commitment Letter and the Fee Letter may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts shall be one and the same Commitment Letter or Fee Letter, as applicable. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Commitment Parties and/or the Lead Arrangers of a manually signed Commitment Letter and/or Fee Letter which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed Commitment Letter and/or Fee Letter converted into another format, for transmission, delivery and/or retention.

This Commitment Letter (including the Term Sheets) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, that, (a) the interpretation of the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the date hereof) and whether or not a “Material Adverse Effect” has occurred, (b) the accuracy of any of the Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you (or your subsidiaries) have the right to terminate your (or such subsidiaries’) obligations under the Acquisition

12

Agreement or decline to consummate the Acquisition as a result of a breach of any such representation or warranty in the Acquisition Agreement and (c) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Each of you, the Commitment Parties and the Lead Arrangers hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Term Sheets), the Fee Letter, the transactions contemplated hereby and thereby or the actions of the Commitment Parties and the Lead Arrangers in the negotiation, performance or enforcement hereof. Each of the Commitment Parties, the Lead Arrangers and you hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Term Sheets), the Fee Letter and the transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter, the Term Sheets or the Fee Letter shall affect any right that the Commitment Parties, the Lead Arrangers or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter (including the Term Sheets), the Fee Letter and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Borrower or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each of the Commitment Parties, the Lead Arrangers and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each of the Commitment Parties, the Lead Arrangers and you waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

Each of the parties hereto agrees that this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Loan Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the applicable Credit Facilities and the commitments provided hereunder are subject solely to the conditions set forth in Exhibit C hereto and, upon satisfaction (or waiver by all Commitment Parties) of such conditions and subject to the Limited Conditionality Provision, the funding of the applicable Credit Facilities shall occur.

This Commitment Letter (including the Term Sheets) and the Fee Letter embody the entire agreement and understanding among the Commitment Parties, the Lead Arrangers, you and your affiliates with respect to the Credit Facilities and supersede all prior agreements and understandings relating to the specific matters hereof and thereof. No party has been authorized by the Commitment Parties or the Lead Arrangers to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by any party hereto, other than by any Commitment Party, to any affiliate of such Commitment Party or in connection with the syndication provisions above (it being understood that, except as expressly provided above, no Commitment Party shall be relieved, released or novated from its

13

obligations hereunder (including its obligation to ensure funding of the applicable Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the initial funding under the applicable Credit Facilities on the Closing Date has occurred), in each case, without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void) and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

This Commitment Letter and all commitments and undertakings of the Commitment Parties and the Lead Arrangers hereunder will expire at 5:00 p.m. (Eastern time) on February 20, 2024 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by fax transmission or other electronic mail transmission), whereupon this Commitment Letter (including the Term Sheets) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Commitment Parties and the Lead Arrangers hereunder (except to the extent that any provisions expressly survive termination of this Commitment Letter) will expire on the earlier of (a) February 27, 2025, (b) the termination or expiration of the Acquisition Agreement prior to consummation of the Acquisition and (c) the consummation of the Acquisition with or without the use of the Credit Facilities.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

14

If the foregoing is in accordance with your understanding, please sign and return this letter agreement to us.

Very truly yours,

AGWEST FARM CREDIT, PCA

By:	/s/ Ryan Stipe
Name:	Ryan Stipe
Title:	Relationship Manager / VP

COMMITMENT LETTER

PROJECT FIVE

COBANK, FCB

By:	/s/ Trace Adams
Name:	Trace Adams
Title:	Assistant Vice President

COMMITMENT LETTER

PROJECT FIVE

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH

By:	/s/ Chris Hartofilis
Name:	Chris Hartofilis
Title:	Managing Director

By:	/s/ Anthony Fidanza
Name:	Anthony Fidanza
Title:	Executive Director

COMMITMENT LETTER

PROJECT FIVE

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

CLEARWATER PAPER CORPORATION

By:	/s/ Sherri J. Baker
Name:	Sherri J. Baker
Title:	Chief Financial Officer

COMMITMENT LETTER

PROJECT FIVE

Exhibit A

Clearwater Paper Corporation

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Senior Credit Facilities. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit A is attached (including the Annexes, Exhibits or Schedules hereto or thereto).

Borrower:	Clearwater Paper Corporation, a Delaware corporation (the “Borrower”).

Guarantors:	Each of Borrower’s direct and indirect wholly-owned domestic subsidiaries, with exceptions substantially similar to those set forth in the Borrower’s Credit Agreement dated as of October 27, 2023 with AgWest Farm Credit, PCA (“AgWest”) as administrative agent (as amended, the “Existing AgWest Credit Agreement”), including exceptions for (i) those subsidiaries the Borrower may from time to time, at its option, designate that, in the aggregate, represent less than 5% of Consolidated Net Tangible Assets (to be defined in a manner substantially consistent with the Existing AgWest Credit Agreement) and contribute less than 7.5% of Consolidated EBITDA (to be defined in a manner in a manner substantially consistent with the Existing AgWest Credit Agreement) for the relevant test period, (ii) any subsidiary prohibited by law, regulation or contractual obligation, (iii) any domestic subsidiary of a foreign subsidiary that is a “controlled foreign corporation”, (iv) any domestic subsidiary all of the assets of which constitute equity interests in or more foreign subsidiaries that are controlled foreign corporations other than de minimis assets and (v) other exceptions substantially consistent with the definition of “Excluded Subsidiary” in the Existing AgWest Credit Agreement (collectively, the “Guarantors”; and together with the Borrower, the “Loan Parties”). All guarantees will be of payment and not of collection. For the avoidance of doubt, the subsidiary of the Borrower holding the Transferred Assets shall be a Guarantor.

Lead Arrangers and Bookrunners:	With respect to the Farm Credit Facilities (as defined below), AgWest (in such capacity, the “Farm Credit Facilities Lead Arranger”) and, with respect to the Commercial Bank Term Loan Facility (as defined below), Coöperatieve Rabobank U.A., New York Branch (“Rabobank”, and in such capacity, the “Commercial Bank Term Loan Facility Lead Arranger” and, together with the Farm Credit Facilities Lead Arranger, the “Lead Arrangers”). Subject to the Borrower’s prior approval, select commercial bank partners and Farm Credit System financial institutions may be offered appropriate titles.

Administrative Agent:	AgWest (in such capacity, the “Administrative Agent”).

Syndication Agent:	Rabobank.

Lenders:

With respect to the Farm Credit Facilities, AgWest, and, via the sale of participations, a syndicate of Farm Credit System financial institutions and other entities arranged by the Farm Credit Facilities Lead Arranger and including CoBank, FCB (“CoBank”), all of whom shall, except as provided under “Assignments and Participations” (i) be banks or credit associations that are members of the Farm Credit System, (ii) be acceptable to the Borrower (such consent not to be unreasonably withheld or delayed) and the Farm Credit Facilities Lead Arranger and (iii) not be Disqualified Lenders (to be defined substantially the same as in the Existing AgWest Credit Agreement) (the lenders under the Farm Credit Facilities, the “Farm Credit Lenders”).

With respect to the Commercial Bank Term Loan Facility, a syndicate of financial institutions (including Rabobank) arranged by the Commercial Bank Lead Arranger, all of whom shall, except as provided under “Assignments and Participations” (i) be acceptable to the Borrower (such consent not to be unreasonably withheld or delayed) and the Commercial Bank Lead Arranger and (ii) not be Disqualified Lenders (the lenders under the Commercial Bank Term Loan Facility, the “Commercial Bank Lenders” and, together with the Farm Credit Lenders, the “Lenders”).

Senior Credit Facilities:	Existing Term Revolver Credit Facility: The term revolver credit facility (the “Existing Term Revolver Credit Facility”) in an aggregate principal amount of up to $270,000,000 (the “Term Revolver Commitment Amount”) under the Existing AgWest Credit Agreement shall remain available through the applicable Maturity Date (as set forth below). Amounts borrowed under the Existing Term Revolver Credit Facility may be repaid and re-borrowed by the Borrower from time to time; provided, that, the Term Revolver Commitment Amount will be permanently reduced on annual basis pursuant to the Required Term Revolver Commitment Reduction (as defined below). The outstanding principal amount of the $150,000,000 Fixed Rate Loan borrowed pursuant to the Existing AgWest Credit Agreement on October 27, 2023 (such borrowing, the “Existing Fixed Rate Loan”) as to which no Make-Whole Amount shall have been paid, reimbursed, or compensated, directly or indirectly (including through any indemnification payment) for any out-of-pocket cost by the Loan Parties in the event that the New Term Revolver Facility is entered into shall remain outstanding (via rollover in a refinancing or otherwise) at the same rate and with the same interest period end date (and, for the avoidance of doubt, without derogation of the commitment to refinance the Existing Term Revolver Credit Facility with a new Term Revolver Facility as set forth in the Commitment Letter as applicable, shall not be prepaid or repaid) until November 1, 2024 (the “Existing Fixed Rate Loan Exception”).

Farm Credit Term Loan Facility: $340,000,000 term loan facility (the “Farm Credit Term Loan” or the “Farm Credit Term Loan Facility” and, together with the Existing Term Revolver Credit Facility, the “Farm Credit Facilities”) made by the Farm Credit Lenders in favor of Borrower in a single draw on the Closing Date.

Commercial Bank Term Loan Facility: $150,000,000 term loan facility (the “Commercial Bank Term Loan” or the “Commercial Bank Term Loan Facility” and, together with the Farm Credit Term Loan Facility, the “Term Loan Facilities”, and, together with the Farm Credit Facilities, the “Senior Credit Facilities”) made by the Commercial Bank Lenders in favor of Borrower in a single draw on the Closing Date.

Documentation Principles:

The Senior Credit Facilities will be documented under an amendment, amendment and restatement, or replacement of the Existing AgWest Credit Agreement (the “Amended and Restated Credit Agreement”) to reflect the terms and conditions set forth in the body of the Commitment Letter, this Senior Credit Facilities Term Sheet (subject to the “market flex” provisions set forth in the Fee Letter) and in Exhibit C to the Commitment Letter, it being understood and agreed that:

(a)The Amended and Restated Credit Agreement shall contain only those conditions to initial borrowing on the Closing Date as are expressly set forth in Exhibit C to the Commitment Letter and only those mandatory prepayments, representations and warranties, covenants and events of default as are expressly set forth in this Senior Credit Facilities Term Sheet, in each case, applicable to the Borrower and its subsidiaries (including, after the consummation of the Acquisition and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with this “Documentation Principles” section; and

(b)the Amended and Restated Credit Agreement will reflect the operational, administrative, agency and related requirements of the Administrative Agent;

provided that the representations and warranties, covenants (including the financial definitions) and events of default in the Amended and Restated Credit Agreement will be based upon, and substantially similar to, the Existing AgWest Credit Agreement to reflect:

(i) changes in law or accounting standards in a manner to be agreed,

(ii) materiality qualifications and other exceptions that give effect to and/or permit the structure and intended use of the Senior Credit Facilities (including, for the avoidance of doubt, to give effect to and permit the Transactions); and

(iii) the operational and strategic requirements of the Borrower (after giving effect to the Transactions).

To the extent any other terms are not expressly set forth herein or in the Existing AgWest Credit Agreement, the SCF Loan Documentation will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and (ii) contain such other terms, conditions and provisions as the Borrower and the Lead Arrangers shall mutually agree.

As used herein, “SCF Loan Documentation” means the definitive documentation for the Senior Credit Facilities. This paragraph shall be referred to as the “Documentation Principles”.

Closing Date:	The execution of definitive SCF Loan Documentation is anticipated to occur substantially concurrently with the consummation of the Acquisition (such date of the consummation of the Acquisition, the “Closing Date”).

Maturity Date:	The Senior Credit Facilities shall terminate and all amounts owing thereunder shall be due on the earlier of (a) (i) in the case of the Existing Term Revolver Credit Facility and the Commercial Bank Term Loan Facility, five (5) years from the Closing Date and (ii) in the case of the Farm Credit Term Loan Facility, seven (7) years from the Closing Date (such date applicable to such Senior Credit Facility, the “Scheduled Maturity Date”) and (b) 91 days prior to the maturity date in respect of the 2028 Notes (as defined in the Existing AgWest Credit Agreement) unless as of such 91st day and at all times thereafter (i) (A) the sum of (1) Availability (as defined in the Existing ABL Credit Agreement) (2) amounts available to be borrowed under the Senior Credit Facilities and (3) Unrestricted Cash (to be defined in an a manner that is substantially consistent with the Existing AgWest Credit Agreement) exceeds (B) the sum of $50 million and the outstanding principal amount of 2028 Notes (or any indebtedness that refinanced the 2028 Notes with a maturity that is earlier than 91 days after the applicable Scheduled Maturity Date) or (ii) the Borrower has received a binding commitment to refinance the outstanding 2028 Notes on or prior to the maturity date of the 2028 Notes (subject only to reasonable and customary conditions acceptable to the Administrative Agent) (the earlier of such date and the applicable Scheduled Maturity Date, the “Maturity Date” applicable to such Senior Credit Facility).

Increase Option:	The Existing Term Revolver Credit Facility will include an accordion feature permitting the Borrower to request one or more increases in the commitments under the Existing Term Revolver Credit Facility by an additional aggregate amount of up to $60,000,000; provided that any such request shall be in a minimum amount of $20,000,000 and in increments of $1,000,000 in excess thereof or, if less, the entire remaining unused accordion amount. Such increases may be effected from time to time after the Closing Date, subject to customary terms (including for limited condition transactions, which the Borrower or any subsidiary is contractually committed to consummate within 365 days and whose consummation is not conditioned on the availability or, on obtaining, third party financing) and conditions and provided that subject to any Limited Conditionality Provisions, no default or event of default exists at the time of any such increase. The Borrower may offer the increase to (i) its existing Farm Credit Lenders (provided, that, no Farm Credit Lender shall be obligated to commit to the proposed increase), and (ii) third party institutions reasonably acceptable to the Administrative Agent and the Borrower.

Interest Rates and Fees:	Interest rates and fees in connection with each Senior Credit Facility shall be as specified on Schedule 1 attached hereto.

Use of Proceeds:	To finance, together with cash on hand and drawings under the ABL Facility and/or Term Revolver Facility, the Transactions and in the case of the Term Revolver Facility, any future available undrawn commitments may be used for working capital and general corporate purposes.

Security:	The Senior Credit Facilities will be ratably secured by (i) first priority, perfected liens in each of the following (subject, in each case, to customary permitted liens) all present and future personal property of the Loan Parties which does not constitute “ABL Priority Collateral” for the ABL Facility, including without limitation, equipment (including machinery) and all present and future shares of capital stock of (or other ownership or profit interests in) each Loan Party’s present and future subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 65% of the capital stock of each first-tier foreign subsidiary), goods other than inventory, investment property (other than investment property that is ABL Priority Collateral), intellectual property, general intangibles, chattel paper, instruments, documents, (other than general intangibles, chattel paper, instruments, documents that are ABL Priority Collateral), letter of credit rights (other than letter of credit rights that are supporting obligations of ABL Priority Collateral) and intercompany loans (collectively, the “Non-ABL Priority Collateral”) and (ii) second priority, perfected liens (subject, in each case, to customary permitted liens) in the “ABL Priority Collateral” under the ABL Facility (together with the Non-ABL Priority Collateral, the “Security”). The relationship between the holders of the obligations secured under the Senior Credit Facilities and the holders of the obligations secured under the ABL Facility shall be subject to an intercreditor agreement (the “Intercreditor Agreement”) between the Administrative Agent and JPMorgan Chase Bank, N.A., as administrative agent under the Existing ABL Credit Agreement or Rabobank, as administrative agent under the New ABL Facility, as applicable, to be in form and substance agreeable to the Administrative Agent, the Lead Arrangers and the Borrower but to be

substantially similar to that certain intercreditor agreement, dated as of October 27, 2023, between AgWest, as administrative agent under the Existing AgWest Credit Agreement, and JPMorgan Chase Bank, N.A., as administrative agent under the Existing ABL Credit Agreement or Rabobank, as administrative agent under the New ABL Facility, as applicable, and acknowledged by the Borrower and other credit parties.

In addition to the foregoing, as security for the obligations of the Loan Parties under the Farm Credit Facilities ratably owed to AgWest, the Borrower will separately grant a first priority lien on all equity that the Borrower may now own or hereafter acquire in AgWest (but other Lenders will not have the benefit of such collateral).

Any newly-formed or acquired subsidiary shall become a Guarantor (subject to the exceptions set forth in the “Guarantors” section of this Senior Credit Facilities Term Sheet) and shall grant the Administrative Agent, for the benefit of the Lenders, liens in all of its personal property assets (including capital stock) as Security for the Senior Credit Facilities, other than those categories of property excluded from collateral that are substantially consistent with the definition of “Excluded Property” set forth in the Borrower’s Guarantee and Collateral Agreement dated as of October 27, 2023 with AgWest, as administrative agent (as amended, the “Existing AgWest Collateral Agreement” and, together with the Existing AgWest Credit Agreement, the “Existing AgWest Loan Documents”).

In addition, the limitations on perfection set forth in Section 3.2 of the Existing AgWest Collateral Agreement shall apply to the collateral of the Loan Parties in which security interests are granted to secure the obligations under the Senior Credit Facilities.

Funding Protection:	The SCF Loan Documentation shall contain customary provisions (i) protecting the Administrative Agent and the Lenders with respect to increased costs and capital requirements, temporary or permanent unavailability of a benchmark rate, withholding and other taxes, and illegality (provided that for purposes of the Senior Credit Facilities, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (B) the implementation of the proposals (referred to as Basel III) on capital liquidity of the Basel Committee on Bank Supervision (the “BCBS”) issued in December 2009 and related publications and guidance (including the additions to and refinements of the proposals published by the BCBS in July 2010), and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued) and (ii) indemnifying the Lenders for make-whole breakage costs incurred in connection with prepayments of loans, which covenant to indemnify shall survive termination of the Senior Credit Facilities and repayment of the loans thereunder for nine months.

Mandatory Commitment Reduction (Term Revolver Commitment Amount):	Commencing on the first anniversary of the Closing Date and continuing on each anniversary thereafter, the Term Revolver Commitment Amount shall be reduced by 2% of the aggregate amount of the Term Revolver Commitment Amount in effect immediately prior thereto on an annual basis (the “Required Term Revolver Commitment Reduction”).

Repayment of Principal:

Existing Term Revolver Credit Facility: To the extent there are loans under the Existing Term Revolver Credit Facility outstanding in excess of the Term Revolver Loan Commitment Amount, after giving effect to the Required Term Revolver Commitment Reduction for any year, the Borrower shall prepay such loans and the Administrative Agent shall apply the funds required to repay those outstanding Term SOFR Rate Loans, SOFR Outstanding Monthly Variable Rate Loans, or Fixed Rate Option Loans ratably to such loan to the extent required for the aggregate outstanding loans under the Existing Term Revolver Credit Facility to no longer exceed the Term Revolver Loan Commitment Amount after giving effect to such prepayment, and any such prepayment will not be subject to the make-whole breakage provisions otherwise applicable to prepayments of loans (including loans at the Fixed Rate Option or any other prepayment fee, penalty or premium). All amounts outstanding under the Existing Term Revolver Credit Facility shall be due and payable on the applicable Maturity Date.

Farm Credit Term Loan Facility: The Farm Credit Term Loan Facility will amortize in equal quarterly installments, commencing on the first day of the third full fiscal quarter after the Closing Date, in an aggregate annual amount equal to 2.0% of its original principal amount, with the balance payable on the Maturity Date for the Farm Credit Term Loan Facility.

Commercial Bank Term Loan Facility: The Commercial Bank Term Loan Facility will amortize in equal quarterly installments, commencing on the first day of the third full fiscal quarter after the Closing Date, in an aggregate annual amount equal to (i) in Year 1, 2.5%, (ii) in Year 2, Year 3 and Year 4, 5.0% and (iii) in Year 5, 7.5%, in each case of its original principal amount, with the balance payable on the Maturity Date for the Commercial Bank Term Loan Facility.

Mandatory Prepayments:	Existing Term Revolver Credit Facility: Substantially the same as the Existing Term Revolver Credit Facility; provided, that the net proceeds threshold with respect to mandatory prepayments in connection with any Specified Disposition (as defined in the Existing AgWest Credit Agreement) shall be increased from $10,000,000 to $15,000,000.

Term Loan Facilities: Mandatory prepayments under the Term Loan Facilities shall be limited to the following:

(a)   100% of the net cash proceeds from any issuance of incurrence of indebtedness other than indebtedness that is permitted by the SCF Loan Documentation;

(b)   100% of the net cash proceeds received by the Loan Parties from certain Specified Dispositions, other than sales of the ABL Priority Collateral, not otherwise applied on account of Excess Cash Flow, to the extent such proceeds exceed $15,000,000 individually or in the aggregate with respect to any series of related transactions, subject to the right of the Loan Parties to reinvest (or commit to reinvest) in assets used or useful in the business of the Loan Parties and their subsidiaries if such proceeds are reinvested (or committed to be reinvested) within (i) twelve (12) months following the receipt of such net cash proceeds or (ii) eighteen (18) months following the receipt of such net cash proceeds in the event that the Borrower or any other Loan Party shall have entered into a binding commitment within twelve (12) months following the receipt of such net cash proceeds to reinvest such net cash proceeds in the business of the Borrower or another Loan Party), it being understood and agreed that pending the reinvestment of such proceeds, such proceeds shall be held by a Loan Party and available for general working capital purposes;

(c)   100% of the net cash proceeds of any settlement of or payment in respect of any Recovery Event (as defined in the Existing AgWest Credit Agreement, not otherwise applied on account of Excess Cash Flow, other than assets that constitute ABL Priority Collateral, to the extent such proceeds exceed $15,000,000 individually or in the aggregate with respect to any series of related transactions, subject to the right of the Loan Parties to reinvest (or commit to reinvest) in assets used or useful in the business of the Loan Parties and their subsidiaries if such proceeds are reinvested (or committed to be reinvested) within (i) twelve (12) months following the receipt of such net cash proceeds or (ii) eighteen (18) months following the receipt of such net cash proceeds in the event that the Borrower or any other Loan Party shall have entered into a binding commitment within twelve (12) months following the receipt of such net cash proceeds to reinvest such net cash proceeds in the business of the Borrower or another Loan Party), it being understood and agreed that pending the reinvestment of such proceeds, such proceeds shall be held by a Loan Party and available for general working capital purposes; and

(d)   50% of Excess Cash Flow if the Consolidated Leverage Ratio (as defined in the Existing AgWest Credit Agreement) is greater than or equal to 3.25 to 1.0; provided, that such Excess Cash Flow payment shall be made on a quarterly basis. The definition of “Excess Cash Flow” shall be mutually agreed between the Borrower and the Lead Arrangers.

Pro Rata Treatment: Mandatory prepayments (other than prepayments arising in connection with any Required Term Revolver Commitment Reduction) received (i) shall be applied to outstanding loans under the Term Loan Facilities on a pro rata basis as directed by the Borrower; provided, that, in the case of prepayments pursuant to clauses (b) and (c) above, if a mandatory prepayment is also due pursuant to Section 2.3(b) of the Existing AgWest Credit Agreement with respect to the Existing Term Revolver Credit Facility, such prepayments shall be applied to outstanding loans under all of the Senior Credit Facilities on a pro rata basis as directed by the Borrower but only until the Consolidated Leverage Ratio recomputed on a pro forma basis as of the end of such fiscal quarter after giving effect to such prepayment has been reduced to 2.50 to 1.00, at which point the remaining net cash proceeds shall be applied only to the Term Loan Facilities on a pro rata basis as directed by the Borrower; provided, further, that when prepayments are applied to outstanding loans under the Existing Term Revolver Credit Facility as required pursuant to the immediately preceding proviso, only 50% of the net cash proceeds from asset sales required to be prepaid pursuant to clause (b) above shall factor into the calculation of prepayments applied to the outstanding loans under the Existing Term Revolver Credit Facility (i.e., half of the portion that would be applied to the loans under Existing Term Revolver Credit Facility if loans under each Senior Credit Facility were prepaid on a pro rata basis), (ii) to the extent prepaying loans under the Existing Term Revolver Credit Facility, shall be accompanied by a permanent reduction in the Term Revolver Commitment Amount, and (iii) shall be subject to payment of make-whole breakage if prepaid prior to the end of the applicable interest period (other than, in each case, as set forth above with respect to mandatory prepayments in connection with the Required Commitment Reduction).

Notwithstanding the foregoing, mandatory prepayments with respect to proceeds of assets sales by or condemnation event proceeds received by foreign subsidiaries or Excess Cash Flow attributable to foreign subsidiaries shall be limited to the extent that the Borrower determines that such prepayment would result in material adverse tax consequences related to the repatriation of funds or such repatriation would be prohibited by applicable law.

Voluntary Prepayments:	Subject to the Existing Fixed Rate Loan Prepayment Exception, the Borrower may prepay the Senior Credit Facilities from time to time in its discretion without premium or penalty, provided that voluntary prepayments shall be subject to customary requirements with respect to minimum payment amount, prior written notice and payment of make-whole breakage costs if prepaid prior to the end of the applicable interest period. Optional prepayments shall be applied as directed by the Borrower and shall not be required to be applied to the outstanding loans under each Senior Credit Facility on a pro rata basis.

Voluntary Reductions in Commitments:	The Borrower shall have the right to reduce or terminate, in whole or part, the Existing Term Revolver Credit Facility, subject to customary requirements with respect to minimum reduction amount, prior written notice, prepayment of any amounts outstanding under the Existing Term Revolver Credit Facility in excess of the available Term Revolver Commitment Amount and payment of make-whole breakage if such reduction is accompanied by prepayment of any loans prior to the end of the applicable interest period.

Conditions Precedent to Closing:	The availability of the applicable Senior Credit Facilities on the Closing Date shall be subject solely to the conditions set forth in Exhibit C to the Commitment Letter.

Conditions Precedent to Each Advance after the Closing Date:	Each extension of credit under the Existing Term Revolver Credit Facility after the Closing Date will be subject to the satisfaction of the following conditions precedent: (i) each of the representations and warranties in the SCF Loan Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the date of such extension of credit, or if such representation speaks of an earlier date, as of such earlier date; and (ii) no default or event of default under the SCF Loan Documentation shall have occurred and be continuing or would result from such extension of credit.

Representations and Warranties:	The SCF Loan Documentation will contain representations and warranties by the Loan Parties substantially similar to those set forth in Existing AgWest Loan Documents, subject to the Documentation Principles, limited to representations and warranties with respect to the following:

financial statements; no material adverse change; corporate existence; compliance with applicable law; corporate power and authority; enforceability of SCF Loan Documentation; no material conflict with law or contractual obligations; no material litigation; no default; ownership of material property; liens (other than permitted liens); intellectual property; taxes; Federal Reserve regulations; material labor matters; ERISA; Investment Company Act; subsidiaries as of the Closing Date; use of proceeds; environmental matters; accuracy of disclosure; creation and perfection of security interests and priority of liens securing the Senior Credit Facilities; solvency on a consolidated basis; anti-corruption laws, ant-money laundering and sanctions; and plan assets and prohibited transactions.

Reporting Covenants:

Pursuant to the SCF Loan Documentation, the Borrower will furnish, or will cause to be furnished, to the Administrative Agent each of the following on terms substantially similar to (and limited to reporting requirements of the type provided for in) the Existing AgWest Loan Documents, subject to the Documentation Principles:

Quarterly unaudited consolidated financial statements no later than 45 days past the end of each of the first three fiscal quarterly periods of each fiscal year; annual audited consolidated financial statements no later than 90 days past each fiscal year end; compliance certificates (including a calculation of the Consolidated Leverage Ratio and any then-applicable financial covenants, in each case, for the end of each such fiscal period) concurrent with the delivery of quarterly or audited financial statements; within 90 days after the beginning of each fiscal year, an annual consolidated budget and financial forecasts through the end of such fiscal year prepared by the Borrower; notices regarding defaults/events of default, litigation affecting the Borrower relating to the SCF Loan Documentation and ERISA events.

Affirmative Covenants:

The SCF Loan Documentation will contain affirmative covenants of the Loan Parties substantially similar to those included in the Existing AgWest Loan Documents, subject to the Documentation Principles, limited to affirmative covenants with respect to the following:

payment of taxes and other material obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of policies and procedures reasonably designed to ensure compliance with anti-corruption, bribery and sanctions laws; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; ERISA; deposit accounts; and further assurances (including, without limitation, with respect to security interests in after-acquired property); and compliance by the Borrower with applicable AgWest bylaws and capital plans.

Negative Covenants:

The SCF Loan Documentation will contain negative covenants of the Loan Parties substantially similar to those included in the Existing AgWest Loan Documents (unless otherwise set forth below), subject to the Documentation Principles, limited to negative covenants restricting the following:

•  Additional indebtedness (including capital leases and purchase money indebtedness), with customary baskets, including carve-outs for:

(i) the loans and utilization of revolving commitments under the ABL Facility in an aggregate principal amount not to exceed $375,000,000 and Permitted Refinancing Indebtedness (as defined in the Existing AgWest Credit Agreement), subject to the lien priorities and other provisions of the Intercreditor Agreement, in respect thereof,

(ii)  the 2028 Notes (as defined in the Existing AgWest Credit Agreement) and Permitted Refinancing Indebtedness in respect thereof,

(iii)  other indebtedness outstanding on the Closing Date and Permitted Refinancing Indebtedness in respect thereof,

(iv) capital lease obligations and purchase money indebtedness in aggregate principal amount not to exceed the greater of $75,000,000 and 5% of Consolidated Net Tangible Assets (as defined in the Existing AgWest Credit Agreement) at any one time,

(v)   additional indebtedness so long as (x) neither the Acquisition Leverage Restricted Period (as defined below) nor a Restricted Period (as defined in the Existing AgWest Credit Agreement) is currently in place and (y)(A) the aggregate principal amount of such indebtedness does not exceed $30,000,000 (“Permitted Pari Passu Indebtedness”) or (B) such indebtedness is subordinated, in right of payment and with respect to lien priority to the obligations under the Senior Credit Facilities, and, if the aggregate principal amount of such indebtedness under this clause (y)(B) exceeds $100,000,000, the Borrower has delivered evidence that, on a pro forma basis after giving effect to such indebtedness, the Consolidated Leverage Ratio shall be less than or equal to 3.50 to 1.00 for the fiscal quarter during which such indebtedness is incurred and for the succeeding four fiscal quarter period; and

(vi) other indebtedness pursuant to certain standard exceptions (i.e., for intercompany debt and obligations with respect to deferred compensation) to be substantially similar to those set forth in the Existing AgWest Loan Documents;

•  liens with customary baskets, including carve-outs for: Permitted Liens (as defined in the Existing AgWest Credit Agreement), which shall include (i) Permitted Liens of the type described in the Existing AgWest Credit Agreement (including for the avoidance of doubt in respect of the ABL Facility) and other liens outstanding on the Closing Date and, in each case, liens on Permitted Refinancing Indebtedness in respect thereof, (ii) liens securing obligations under a Tax Incentive Transaction (as defined below) on the property subject thereto, so long as such liens are subordinated to liens of the Administrative Agent on reasonably acceptable terms and (iii) liens securing any Permitted Pari Passu Indebtedness;

•  investments (including acquisitions) and capital expenditures with carve-outs for:

(i) investments permitted pursuant to Sections 7.6(a) through 7.6(p) of the Existing AgWest Credit Agreement; and

(ii)  other investments and capital expenditures; provided, that, except as set forth in Sections 7.6(a) through 7.6(p) of the Existing AgWest Credit Agreement, during the Acquisition Leverage Restricted Period, the Loan Parties shall not be permitted to make such other additional investments (including acquisitions) and shall not be permitted to make such other capital expenditures (other than non-financed capital expenditures) in an aggregate amount for such capital expenditures in excess of $180,000,000 during any fiscal year; provided, further, that, the Loan Parties shall not be permitted to make such other additional investments (including acquisitions) and shall not be permitted to make such other additional capital expenditures (other than non-financed capital expenditures), in each case, while a Restricted Period is in effect, if the aggregate amount of all such other additional investments and capital expenditures made prior to such Restricted Period going into effect pursuant to this basket plus the aggregate amount of such other additional investments and additional capital expenditures made after such Restricted Period goes into effect would exceed $185,000,000 in the aggregate in any fiscal year in which such Restricted Period is in effect;

•  dividends and restricted payments including carve-outs for:

(i) dividends and restricted payments permitted pursuant to Sections 7.5(a) through 7.5(f) of the Existing AgWest Credit Agreement;

(ii)  dividends or other restricted payments related to offsetting the dilution of share issuances related to employee programs; and

(iii)  other dividends and restricted payments so long as neither the Acquisition Leverage Restricted Period nor a Restricted Period is currently in place; provided, that if the Acquisition Leverage Restricted Period is not in place and a Restricted Period is in place, such dividends or restricted payments shall be limited to $15,000,000 in any fiscal year;

•  fundamental changes with customary exceptions substantially consistent with the Existing AgWest Credit Agreement;

•  dispositions of property with customary baskets and exceptions substantially consistent with the Existing AgWest Credit Agreement and an exception for any sale, transfer or lease of assets pursuant to a Tax Incentive Transaction;

•  optional payments of contractually subordinated debt instruments substantially consistent with the terms of the Existing AgWest Credit Agreement, except to the extent permitted by the applicable subordination agreement;

•  affiliate transactions substantially consistent with the terms of the Existing AgWest Credit Agreement;

•  swap agreements substantially consistent with the terms of the Existing AgWest Credit Agreement;

•  change in business or fiscal year;

•  changes in name or jurisdiction of organization within 15 days after such change;

•  negative pledges no more restrictive to the Borrower and its subsidiaries than the Existing AgWest Credit Agreement (as modified to give effect to the Transactions);

•  sales and leasebacks substantially consistent with the terms of the Existing AgWest Credit Agreement; provided, that, such covenant shall be amended to permit any Tax Incentive Transaction; and

•  use of proceeds in violation of anti-corruption, anti-terrorism or sanctions laws.

Notwithstanding anything to the contrary, the Tax Incentive Transaction shall be carved out of the definitions of “Attributable Indebtedness”, “Indebtedness”, and “Investment”. For purposes hereof, “Tax Incentive Transaction” shall mean any arrangement between any Loan Party and a development authority or other similar governmental authority or entity for the purpose of providing property tax incentives to such Loan Party structured as a Sale-Leaseback Transaction whereby the development authority (i) acquires property from or on behalf of such Loan Party, (ii) leases such property back to a Loan Party (and such leasehold interest is pledged to the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent), (iii) if and to the extent the development authority issues the bonds to finance such acquisition, 100% of such bonds are purchased and held by a Loan Party, (iv) the rental payments on the lease (disregarding any amount that is concurrently repaid to a Loan Party in the form of debt service on any bonds or otherwise) does not exceed amounts such Loan Party would have paid in taxes and other amounts had the Sale-Leaseback Transaction not occurred, (v) the use of any assets by the Borrower or any of its subsidiaries is not limited in any material respect in connection with such transaction, (vi) the aggregate amount of all such bonds and other obligations of the Borrower and its subsidiaries shall not exceed $350,000,000 at any one time outstanding and (vii) such Loan Party has the option to terminate its lease and reacquire the property for nominal consideration (disregarding any additional consideration that is concurrently repaid to a Loan Party in the form of repayment of any bonds or otherwise) at any time; provided that if at any time any of the foregoing conditions shall cease to be satisfied, such transaction shall cease to be a Tax Incentive Transaction. “Sale-Leaseback Transaction” shall mean any arrangements with any person providing for the leasing by a Loan Party or subsidiary of real or personal property which has been or is to be sold or transferred by such Loan Party or such subsidiary to such person or to any other person to whom funds have been or are to be advanced by such person in connection therewith. For the avoidance of doubt, the transactions contemplated by the Augusta Mill Bond Documents (as defined in the Acquisition Agreement) shall constitute a Tax Incentive Transaction.

For purposes hereof, “Acquisition Leverage Restricted Period” shall mean the period commencing on the Closing Date and ending on the date the Borrower delivers financial statements and a compliance certificate evidencing that both (a) the Consolidated Leverage Ratio is less than or equal to 3.25 to 1.00 as of the most recently ended fiscal quarter for the fourth (4th) consecutive fiscal quarter and (b) the Debt to Capitalization Ratio (as defined below) is less than or equal to 60% as of the most recently ended fiscal quarter for the fourth (4th) consecutive fiscal quarter; provided, that, if an asset sale or other divesture is consummated which results in Indebtedness of the Loan Parties or their subsidiaries being reduced by at least $200,000,000 in the aggregate, the Acquisition Leverage Restricted Period shall end as of the last day of the fiscal quarter in which such debt reduction amount is achieved.
Financial Covenants:

Limited to the following:

Senior Credit Facilities: Applicable to all Senior Credit Facilities during the Acquisition Leverage Restricted Period:

Maximum Consolidated Leverage Ratio: The Borrower shall not permit the Consolidated Leverage Ratio as of the end of each fiscal quarter, for the then most-recently ended four (4) fiscal quarters, to be greater than (x) commencing with the first fiscal quarter ending at least fifteen (15) months after the Closing Date and until the fiscal quarter ending immediately prior to the first fiscal quarter ending at least twenty-four (24) months after the Closing Date, 4.50 to 1.00 and (y) commencing with the first fiscal quarter ending at least twenty-four (24) months after the Closing Date and thereafter, 4.00 to 1.00.

Minimum Current Ratio: Commencing with the first fiscal quarter ending at least fifteen (15) months after the Closing Date, the Borrower shall not permit the ratio of current assets of the Borrower and its subsidiaries to current liabilities of the Borrower and its subsidiaries as of the end of each fiscal quarter to be less than 1.25 to 1.00.

Commercial Bank Term Loan Facility: Applicable solely to the Commercial Bank Term Loan Facility until payment in full (other than contingent obligations for which no claim has been asserted):

Maximum Debt to Capitalization Ratio: The Borrower shall not permit the Debt to Capitalization Ratio (to be defined as mutually agreed by the Borrower and the Commercial Bank Lead Arranger) as of the end of each fiscal quarter, for the then most-recently ended four (4) fiscal quarters, to be greater than (x) commencing with the first fiscal quarter ending after the Closing Date and until the fiscal quarter ending immediately prior to the first fiscal quarter ending at least twenty-four (24) months after the Closing Date, 70%, (y) commencing with the first fiscal quarter ending at least twenty-four (24) months after the Closing Date and until the fiscal quarter ending immediately prior to the first fiscal quarter ending at least forty-eight (48) months after the Closing Date, 65%, and (z) commencing with the first fiscal quarter ending at least forty-eight (48) months after the Closing Date and thereafter, 60%.

Events of Default:

The SCF Loan Documentation will contain events of default (applicable to the Loan Parties) substantially similar to the Existing AgWest Credit Agreement (unless otherwise specified herein), subject to the Documentation Principles, limited to the following:

Nonpayment of principal when due; nonpayment of interest, fees or other amounts after five days; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period of 30 days after notice from the Administrative Agent consistent with the Existing AgWest Credit Agreement); cross-default to other material indebtedness (to be defined in a manner consistent with the Existing AgWest Credit Agreement) of any Loan Party (including, without limitation, a cross-default to the ABL Facility); in the case of the Farm Credit Facilities, a cross-default with respect to the Debt to Capitalization Ratio; bankruptcy events; certain ERISA events; material unsatisfied judgments; actual or asserted invalidity of any guarantee, security document or subordination or intercreditor provisions or non-perfection of any security interest; and a change of control based on acquisition of more than 40% of the voting power entitled to elect the Borrower’s board of directors.

Amendments and Waivers; Required Lenders:	Amendments and waivers of the SCF Loan Documentation will require the approval of the Required Lenders (with exceptions for certain additional class-specific matters), except that (i) the consent of all Lenders and (unless applicable solely to the Commercial Bank Term Loan Facility) Voting Participants directly and adversely affected thereby will be required with respect to (a) increases in the commitment of such Lenders or Voting Participants (other than pursuant to any increase option or incremental facility), (b) reductions of principal, interest, fees or other amounts, (c) extensions of scheduled maturities or times for payment, (d) reductions in the voting percentages and (e) any pro rata sharing provisions, (ii) the consent of all Lenders and Voting Participants will be required with respect to releases of all or substantially all of the value of the collateral or guarantees, (iii) the consent of Required Term Revolver Lenders shall be required to approve any amendment, waiver or consent for the purpose of satisfying a condition precedent to borrowing under the Existing Term Revolver Credit Facility that would not be satisfied but for such amendment, waiver or consent and (iv) any amendment or waiver which affects solely the maximum Debt to Capitalization Ratio, including any default thereunder (and any related definitions and provisions) may be effected without the consent of the Lenders and Voting Participants under the Farm Credit Facilities; provided, that, the required Lenders and the Voting Participants under the Farm Credit Facilities must approve amendments and waivers with respect to the cross-default to the Debt to Capitalization Ratio. For the purposes hereof, the term “Required Lenders” shall mean Lenders and Voting Participants with commitments, outstanding loans or outstanding participations (without duplication) comprising more than fifty percent (50%) of the aggregate amount of commitments under the Term

Revolver Facility and outstanding loans under the Term Loan Facilities or outstanding participations under the Term Loan Facilities. “Required Term Revolver Lenders” shall mean Lenders and Voting Participants with commitments, outstanding loans or outstanding participations (without duplication) comprising more than fifty percent (50%) of the aggregate amount of commitments under the Term Revolver Facility. “Required Term Loan Facility Lenders” shall mean Lenders and Voting Participants with outstanding loans or outstanding participations (without duplication) comprising more than fifty percent (50%) of the aggregate amount of outstanding loans under the Term Loan Facilities or outstanding participations under the Term Loan Facilities.

Any entity that is a member of the Farm Credit System that (a) (i) has purchased a participation in a minimum amount of $10,000,000 on or after the Closing Date, (ii) is, by written notice to the Borrower and the Administrative Agent, designated as being entitled to be accorded the rights of a Voting Participant, and (iii) receives the prior written consent of the Administrative Agent and the Borrower (not to be unreasonably withheld or delayed) to become a Voting Participant, or (b) is specified as such as of the Closing Date (with the consent of the Borrower, not to be unreasonably withheld or delayed), shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action (each such participant, a “Voting Participant”); provided, however, that no participant, voting or otherwise, shall have any contractual privity with the Borrower or any Loan Party, or be entitled to directly enforce or direct the Administrative Agent to enforce any of the terms of the Senior Credit Facilities, other than certain customary rights afforded to participants set forth in the SCF Loan Documentation (for the avoidance of doubt, based upon the Existing AgWest Credit Agreement).

Defaulting Lenders; Replacement of Non-Consenting Lenders and Non-Consenting Voting Participants:	The SCF Loan Documentation will contain (i) customary provisions relating to defaulting lenders and (ii) customary provisions permitting the Borrower, upon notice to the Administrative Agent and such Lender, to replace a defaulting or non-consenting Lender (including any non-consenting Voting Participant) with a Lender (and/or replacement Voting Participant) reasonably satisfactory to the Administrative Agent.

Assignments and Participations:	Assignments: Each Lender may, with the consent of the Administrative Agent and, unless an event of default under the SCF Loan Documentation shall have occurred and be continuing, the Borrower, not to be unreasonably withheld or delayed, and upon the execution of appropriate documentation by its assignee, assign (x) all or a portion of its commitment under the Existing Term Revolver Credit Facility in a minimum amount of $5,000,000 or (y) all or a portion of its outstanding loans under a Term Loan Facility in a minimum amount of $1,000,000 (in each case, other than to a Disqualified Lender). No consent shall be required for assignments to (i) existing Lenders or (ii) affiliates of existing Lenders. All assignments shall be subject to a $3,500 fee payable by the assigning Lender and/or assignee to the Administrative Agent for its own account, unless waived.

Participations: Each Lender may (without the consent of the Borrower) sell participations in any portion of its commitment or loans under the Senior Credit Facilities (other than to a Disqualified Lender). A sale of a participation interest may include certain voting rights, which unless such participant is a Voting Participant, shall be limited to only those amendments, waivers and consents specified in the first paragraph opposite the caption “Amendments and Waivers; Required Lenders” above: clause (i)(a) – (i)(c) and clause (ii), and not any other provision of the SCF Loan Documentation.

Transfer Certificate:	Solely with respect to the Borrower’s ability to reasonably withhold consent to such assignment under a Farm Credit Facility to a Lender because such Lender is not a Farm Credit System institution (it being understood and agreed that the Borrower may have another basis for reasonably withholding consent to such assignment), (A) if AgWest has not delivered a Transfer Certificate (as defined below) to the Borrower, then the Borrower may withhold its consent to such assignment in its sole discretion (and in such case, the Borrower shall be deemed to have acted reasonably), and (B) if AgWest has delivered a Transfer Certificate to the Borrower at least five (5) business days prior to any such proposed assignment, then the Borrower may not withhold its consent to such assignment (and any such withholding of consent shall be deemed unreasonable). For purposes hereof, “Transfer Certificate” means a certificate executed by an officer of AgWest setting forth the name of the proposed assignee, the amount of the assignment, and any other material terms relating to the proposed assignment not otherwise set forth in the documentation required by the SCF Loan Documentation to be submitted to the Borrower in connection therewith and certifying to the Borrower that, after reasonable investigation and due diligence, AgWest has used its commercially reasonable efforts to identify a Farm Credit System institution and consummate the relevant assignment with a Farm Credit System institution; provided, that, AgWest shall be deemed to have undertaken a reasonable investigation and due diligence and used its commercially reasonable efforts to comply with the above if AgWest shall have drawn upon its existing Farm Credit System relationships based upon its customary practices in place at such time.

AgWest Capital Plan:	The portion of the Farm Credit Facilities held by each Lender that is a member of the Farm Credit System will be capitalized in accordance with such Farm Credit Lender’s bylaws and its capital plan. As such, the Borrower will be eligible for patronage refunds on this portion of the Farm Credit Facilities. Upon an Event of Default that is continuing, each Lender that is a member of the Farm Credit System shall have a right to offset any lien on its farm credit equities and accrued patronage in its sole discretion and for its sole benefit without being subject to pro rata sharing among other Lenders, and upon the occurrence and during the continuance of an Event of Default, such Lender may foreclose on its statutory first lien on and/or retire and cancel the its equities in its sole discretion. AgWest reserves the right to sell assignments and/or participations of the Farm Credit Facilities on a non-patronage basis, subject to the provisions set forth above in “Assignments and Participations.”

Governing Law and Jurisdiction:	The SCF Loan Documentation shall be governed by, and construed in accordance with, the laws of the State of New York (other than its conflicts of laws rules). The Borrower and the other Loan Parties will submit to the nonexclusive jurisdiction and venue of the federal and state courts located in New York and will waive any right to trial by jury.

Costs and Expenses:	Whether or not the transactions contemplated hereby are consummated, the Borrower shall be obligated to reimburse the Administrative Agent and the Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent, the Lead Arrangers and the Lenders taken as a whole and, if necessary, one local counsel in each applicable jurisdiction), incurred by it in connection with the syndication/participation of the Senior Credit Facilities and the negotiation, drafting, execution, delivery and/or administration of this Senior Credit Facilities Term Sheet and the SCF Loan Documentation, with statements with respect to the foregoing to be submitted to the Borrower at least three (3) business days prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate. In addition, the Borrower shall be obligated to reimburse the Administrative Agent, each Lead Arranger and each Lender for its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees, charges and disbursements of counsel) incurred in connection with enforcement or protection of its rights under the SCF Loan Documentation or incurred during any workout, restructuring or negotiations in respect of the credit extensions made under the SCF Loan Documentation.

Indemnification:	The Lead Arrangers, the Administrative Agent and the Lenders and each of their affiliates, partners, directors, officers, agents and advisors (each an “indemnified person”) will be indemnified and held harmless by the Borrower from all liabilities, damages, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees and the expenses of investigation) relating to the Senior Credit Facilities, the SCF Loan Documentation or the transactions contemplated thereby, including the Borrower’s use of the proceeds of credit extensions made under the Senior Credit Facilities; provided that no indemnified person will have any right to indemnification for any of the foregoing to the extent resulting from (i) such indemnified person’s own bad faith, gross negligence or willful misconduct (or of any of such person’s affiliates, officers, directors, employees, agents, advisors or controlling persons), (ii) a material breach of such indemnified person’s obligations under the SCF Loan Documentation, or (iii) disputes or proceedings that are brought by an indemnified person against any other indemnified person (other than any claims against the Lead Arranger or the Administrative Agent in its capacity or in fulfilling its roles as an arranger or agent or any similar role with respect to the Senior Credit Facilities) to the extent such disputes do not arise from any act or omission of any Loan Party or any of its affiliates, in each case as determined by a final and nonappealable judgment of a court of competent jurisdiction.

USA PATRIOT Act:	The SCF Loan Documentation will contain a notification to the Borrower of the obligation of each Lender who is subject to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and the Administrative Agent (for itself and not on behalf of any Lender) to obtain certain information with respect to the Borrower pursuant to the USA PATRIOT Act.

Confidentiality:	This Senior Credit Facilities Term Sheet is delivered to the Borrower on the understanding that neither this Senior Credit Facilities Term Sheet nor the substance of it will be disclosed, directly or indirectly, to any other person, except as provided in the Commitment Letter.

Counsel for the Administrative Agent:	Moore & Van Allen PLLC

SCHEDULE 1 TO SUMMARY OF

TERMS AND CONDITIONS

Interest Rates and Payment Dates:

Loans under the Farm Credit Facilities will bear interest, at the Borrower’s option, based on the Term SOFR Rate Option, the SOFR Monthly Variable Base Rate Option, or the Fixed Rate Option, as described below, and Loans under the Commercial Bank Term Loan Facility will bear interest, at the Borrower’s option, based on the Term SOFR Rate Option or the Base Rate Option, as described below.

A. Term SOFR Rate Option.

Interest will be at a rate equal to the then-applicable Term SOFR Rate (as defined below) plus the Applicable Margin (as described below). “Term SOFR Rate” means, for any calculation with respect to a loan, the forward-looking term rate based on SOFR, as published by the Term SOFR Administrator on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such interest period (the “Term SOFR Index”) as notified by the Administrative Agent; provided, if on any Periodic Term SOFR Determination Day, the forward-looking SOFR term rate for the applicable tenor has not been published by the Term SOFR Administrator prior to the Administrative Agent’s notice, and a benchmark transition event has not occurred, then Term SOFR Rate will be the forward-looking SOFR term rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such forward-looking SOFR term rate for such tenor was published by the Term SOFR Administrator. If such rate is less than zero, such rate shall be deemed to be zero. Once the Administrative Agent provides notice to the Borrower of the rate, the Term SOFR Rate will not be adjusted or modified for that given Periodic Term SOFR Determination Date to prevent process, system, technology or other disruptions. “SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’ s Website. “Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the forward-looking SOFR Term Rate selected by the Administrative Agent in its reasonable discretion). “U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities. Any loan bearing interest at the Term SOFR Rate is referred to herein as a “Term SOFR Rate Loan”. Interest on Term SOFR Rate Loans shall be payable on the last day of each interest period. Interest periods may be one month or three months.

The definitive SCF Loan Documentation will include standard language regarding Daily Simple SOFR Rate as a hardwired successor rate for the Term SOFR Rate.

B. SOFR Monthly Variable Base Rate Option

Interest will be at a rate equal to the SOFR Monthly Variable Base Rate plus the Applicable Margin (as described below). “SOFR Monthly Variable Base Rate” means, for any day during a given month, the one-month Term SOFR Rate, as made available by the Term SOFR Administrator, rounded up to the nearest .05 percent. The SOFR Monthly Variable Base Rate shall be effective on the first day of the month and remain constant for such month. If such rate is less than zero, such rate shall be deemed to be zero and shall be set two (2) U.S. Government Securities Business Days prior to the first day of the following calendar month. Any loan bearing interest at the SOFR Monthly Variable Base Rate is referred to herein as a “SOFR Monthly Variable Base Rate Loan”. Interest on SOFR Monthly Variable Base Rate Loans shall be payable quarterly in arrears on the first day of each calendar quarter.

C. Fixed Rate Option

Interest will be priced equal to the Fixed Rate Option (as defined below) for a period of one, three or five years (or fixed to maturity) (the “Fixed Rate Interest Period”) selected by the Borrower at the time such loan is advanced or converted to the Fixed Rate Option (from a loan bearing interest at the Term SOFR Rate or the SOFR Monthly Variable Base Rate) plus the Applicable Margin. Interest may only be fixed as of an agreed upon date (such date, a “Pricing Date”) and shall take effect on such Pricing Date. For purposes hereof: (i) a “Fixed Rate Option” for a specified Fixed Rate Interest Period shall mean the rate equal to the Rate Pricing Index (as defined below) for such period, as made available by AgWest on the Pricing Date, rounded to the nearest 0.01 percent (0.01%); provided that no Fixed Rate Interest Period shall extend beyond the applicable Maturity Date. Any loan bearing interest at the Fixed Rate Option is referred to herein as a “Fixed Rate Option Loan”.

“Rate Pricing Index” (RPI) means AgWest’s cost of funds as determined by AgWest in its reasonable discretion for obligations with comparable length maturities, adjusted to take into consideration the terms of the loan, the prepayment options and other factors relating to the structure of the loan normally used in AgWest’s determination of appropriate loan pricing.

Interest under a Fixed Rate Option shall be due quarterly in arrears on the first day of each calendar quarter and at the end of the applicable Fixed Rate Interest Period.

Subject to the Existing Fixed Rate Loan Exception, make-whole breakage prepayment fees with respect to Fixed Rate Options shall be determined pursuant to AgWest’s customary procedures and reflect terms consistent with the Existing AgWest Credit Agreement.

D. Base Rate Option

Interest will be at a rate equal to the Base Rate plus the Applicable Margin (as described below). “Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus one half of one percent (0.50%) and (iii) one percent greater than the Term SOFR Rate for an Interest Period of one-month effective on such date; provided, that, in no event shall the Base Rate be less than 1.00%. For purposes of this definition of “Base Rate,” “Prime Rate” shall mean a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal. If The Wall Street Journal ceases to quote such rate, the “Prime Rate” shall be the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15(519)(Select Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein or any similar release by the Federal Reserve Board (in each case, as determined by the Administrative Agent). Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”. Interest on Base Rate Loans shall be payable quarterly in arrears on the first day of each calendar quarter.

The Borrower may have a maximum of 5 fixed rate segments and 5 Term SOFR Rate Option interest periods with respect to each Senior Credit Facility at any time during the life of the applicable Senior Credit Facility.

Applicable Margins:	“Applicable Margin” means with respect to the Senior Credit Facilities, (i) until the delivery of the compliance certificate for the first fiscal quarter following the Closing Date, the percentage per annum set forth as Level IV in the pricing grid set forth below, and (ii) thereafter, a percentage per annum to be determined in accordance with the pricing grid set forth below based on the Consolidated Leverage Ratio.

Level	Consolidated Leverage Ratio	Applicable Margin for Farm Credit Facilities	Applicable Margin for Commercial Bank Term Loan Facility
			Term SOFR Rate Loans	Base Rate Loans
I	< 2.00 to 1.00	2.25%	1.75%	0.75%
II	≥ 2.00 to 1.00 but < 2.50 to 1.00	2.50%	2.00%	1.00%
III	≥ 2.50 to 1.00 but < 3.25 to 1.00	3.00%	2.50%	1.50%
IV	≥ 3.25 to 1.00 but < 4.00 to 1.00	3.75%	3.25%	2.25%
V	≥ 4.00 to 1.00	4.75%	4.25%	3.25%

Upon repayment in full of the Term Loan Facilities (including contingent reimbursement obligations and indemnity obligations), the Applicable Margin for the Term Revolver Facility shall revert to 3.65% per annum.

Calculation of Interest Rate and Fees:	All interest and fees will be calculated on the basis of the actual number of days elapsed in a year of 360 days; provided, however, that, at times when the Base Rate is based on the Prime Rate, interest shall be calculated based on the basis of the actual number of days elapsed in a year of 365/366 days.

Cost of Funds True Up:	The parties acknowledge that Term SOFR (or any successor thereto) for any interest period and the SOFR Monthly Variable Base Rate may not represent the true cost of funds incurred by AgWest in conjunction with providing the Farm Credit Facilities. Such difference between Term SOFR (or any successor thereto) for any interest period and the SOFR Monthly Variable Base Rate and AgWest’s true cost of funds (the “C.O.F. Differential”) may increase or decrease over the life of the Farm Credit Facilities. The Borrower agrees that, with respect to any loans under the Farm Credit Facilities that are Term SOFR Rate Loans and SOFR Monthly Variable Base Rate Loans, the Administrative Agent shall measure the C.O.F. Differential on each date that is a two-year anniversary of the Closing Date (each, a “Reset Date”), pursuant to procedures to be mutually agreed and set forth in the SCF Loan Documentation. Any increase or decrease in the C.O.F. Differential on such Reset Date from the C.O.F. Differential on the Closing Date will be applied as an increase or decrease, as applicable, in the all-in interest rate from such Reset Date until the applicable Maturity Date, as applicable, pursuant to procedures to be mutually agreed and set forth in the SCF Loan Documentation.

Default Rate:	Upon the occurrence and during the continuance of (x) an event of default with respect to non-payment of any amount due under the SCF Loan Documentation or a bankruptcy event, automatically, and (y) any other event of default, at the request of the Required Lenders, in each case, a default interest rate shall apply (i) to all outstanding loans in an amount equal to 2.00% above the interest rate then in effect (inclusive of the Applicable Margin) with respect to such loan and (ii) to all other outstanding amounts, at a rate equal to 2.00% above then-applicable rate for Base Rate Loans (inclusive of the Applicable Margin). Term SOFR Rate Loans shall not be available during the continuance of an event of default with respect to new Term SOFR Rate Loans, rollovers or repricings.

Fee Letter:	In addition to the fees described on this Schedule 1, the Borrower shall pay such other fees as may be set forth and described in the Fee Letter.

.Unused Commitment Fee:	An unused commitment fee (an “Unused Commitment Fee”) shall accrue on the daily average unused portion of the Existing Term Revolver Credit Facility or New Term Revolver Facility, as applicable, at a rate equal to 0.25% per annum. Such fees shall accrue from the Closing Date and shall be payable quarterly in arrears until the applicable Maturity Date.

Exhibit B

Clearwater Paper Corporation

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the New ABL Facility. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached (including the Annexes, Exhibits or Schedules hereto or thereto).

1. PARTIES

Borrower:	Clearwater Paper Corporation, a Delaware corporation (the “Borrower”).

Guarantors:	Same as under the Existing ABL Agreement; provided, that for the avoidance of doubt, (a) the subsidiary of the Borrower holding the Transferred Assets shall be a Subsidiary Guarantor (as defined in the Existing ABL Agreement) on the Closing Date and (b) each subsidiary that is an obligor under or guarantor in respect of the Senior Credit Facilities or any permitted refinanced indebtedness in respect thereof shall be a Subsidiary Guarantor.

Lead Arranger:	Coöperatieve Rabobank U.A., New York Branch (in such capacity, the “ABL Lead Arranger”).

Administrative Agent:	Coöperatieve Rabobank U.A., New York Branch (in such capacity, the “ABL Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the ABL Lead Arranger that are not Disqualified Lenders (as defined in the Existing ABL Agreement), and that have been identified by the Lead Arranger in consultation with the Borrower and subject to the Borrower’s consent, such consent not to be unreasonably withheld or delayed (collectively, the “Lenders”).

2. ABL FACILITY

Type and Amount:	An asset-based revolving facility (the “New ABL Facility”; the commitments thereunder, the “ABL Commitments”) in the amount of $275 million (the loans thereunder, the “ABL Loans”).

Availability and Maturity:	The ABL Commitments will expire, and the ABL Loans will mature on November 7, 2027.

Upon substantially the same terms as the Existing ABL Credit Facility, the ABL Credit Documentation shall provide the right for individual Lenders to agree to extend the maturity date of all or a portion of the outstanding ABL Commitments or ABL Loans (which may include, among other things, an increase in the interest rate payable with respect of such extended ABL Loans, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions), upon the request of the Borrower and without the consent of any other Lender; it being understood that each Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender in such tranche or tranches; provided, that it is understood that no existing Lender will have any obligation to commit to any such extension.

Letters of Credit:	The Letter of Credit ABL Commitment shall be $15 million and otherwise be substantially the same as under the Existing ABL Agreement.

Borrowing Base and Eligibility Criteria:	Same as under the Existing ABL Agreement.

Use of Proceeds:	To effect the Existing ABL Repayment and, together with cash on hand and drawings under the applicable Senior Credit Facilities, to finance the Transactions and, after the Closing Date (as defined in the Senior Credit Facilities Term Sheet), working capital and other general corporate purposes.

Increase in ABL Commitments:	An incremental ABL facility in the aggregate principal amount of $100 million and otherwise on substantially the same terms as the Existing ABL Agreement.

Limited Conditionality Provision:	Same as under the Existing ABL Agreement.

3. CERTAIN PAYMENT PROVISIONS

Interest Rates:	Same as under the Existing ABL Agreement (with existing pricing grid set forth on Annex I).

Optional Prepayments and Commitment Reductions:	Same as under the Existing ABL Agreement.

Mandatory Prepayment:	Same as under the Existing ABL Agreement.

4. COLLATERAL

Collateral:	Same as under the Existing ABL Agreement.

2

Lien Priority:	Secured by (a) a first priority, perfected security interest in the ABL Priority Collateral (as defined in the Existing ABL Agreement) and (b) a second priority, perfected security interest in the Term Loan Priority Collateral (as defined in the Existing ABL Agreement), in each case, subject to permitted liens.

The relationship between the holders of the obligations secured under the New ABL Facility and the holders of the obligations secured under the Senior Credit Facilities shall be subject to an intercreditor agreement between the ABL Administrative Agent and AgWest, as administrative agent under the Senior Credit Facilities, to be in form and substance agreeable to the ABL Administrative Agent, AgWest, the Lead Arrangers and the Borrower but to be substantially similar to that certain intercreditor agreement, dated as of October 27, 2023, between AgWest, as administrative agent under the Existing AgWest Credit Agreement, and JPMorgan Chase Bank, N.A., as administrative agent under the Existing ABL Agreement, and acknowledged by the Borrower and other credit parties.

Term Loan Priority Collateral and related definitions to be defined substantially the same as under the Existing ABL Credit Facility except as provided for in the Required ABL Amendments.

5. CERTAIN CONDITIONS

Initial Conditions:	The availability of the New ABL Facility on the Closing Date shall be subject solely to the conditions set forth in Exhibit C to the Commitment Letter.

On-Going Conditions:	The making of each ABL Loan and the issuance of each Letter of Credit after the Closing Date shall be conditioned upon (a) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the ABL Credit Documentation and (b) there being no default or event of default in existence at the time of, or after giving effect to, such extension of credit.

6. DOCUMENTATION

ABL Credit

Documentation Principles:	The New ABL Facility will be documented under an amendment and restatement or replacement of the Existing ABL Agreement (the “Amended and Restated ABL Credit Agreement”) to reflect the terms and conditions set forth in the body of the Commitment Letter, this ABL Term Sheet and in Exhibit C to the Commitment Letter, it being understood and agreed that:

(a) The Amended and Restated ABL Credit Agreement shall contain only those conditions to initial borrowing on the Closing Date as are expressly set forth in Exhibit C to the Commitment Letter and representations and warranties, covenants and events of default as are expressly set forth in this ABL Term Sheet, in each

3

case, applicable to the Borrower and its restricted subsidiaries (including, after the consummation of the Acquisition) and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with this “ABL Credit Documentation Principles” section; and

(c) the Amended and Restated ABL Credit Agreement will reflect the operational, administrative, agency and related requirements of the ABL Administrative Agent;

provided that the representations and warranties, covenants (including the financial definitions) and events of default in the Amended and Restated ABL Credit Agreement will be based upon, and substantially similar to, the Existing ABL Agreement to reflect:

(i) changes in law or accounting standards in a manner to be agreed,

(ii) materiality qualifications and other exceptions that give effect to and/or permit the structure and intended use of the New ABL Facility (including, for the avoidance of doubt, to give effect to and permit the Transactions); and

(iii) the operational and strategic requirements of the Borrower (after giving effect to the Transactions).

To the extent any other terms are not expressly set forth herein or in the Existing ABL Agreement, the ABL Credit Documentation will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and (ii) contain such other terms, conditions and provisions as the Borrower and the Lead Arrangers shall mutually agree.

As used herein, “ABL Credit Documentation” means the definitive documentation for the New ABL Facility.

Financial Covenant – Springing Fixed Charge Coverage Ratio:	Same as under the Existing ABL Agreement.

Representations and Warranties:	Same as under the Existing ABL Agreement.

Affirmative Covenants:	Same as under the Existing ABL Agreement.

Negative Covenants:	Same as under the Existing ABL Agreement with modifications in order implement the Required ABL Amendments and such other modifications as the Borrower and the Lead Arrangers shall mutually agree that are consistent with the ABL Documentation Principles.

4

Permitted Acquisitions:	Same as under the Existing ABL Agreement; provided, that the Acquisition shall be deemed to be a Permitted Acquisition.

Cash Dominion:	Same as under the Existing ABL Agreement.

Events of Default:	Same as under the Existing ABL Agreement.

Voting:	Same as under the Existing ABL Agreement.

Non-Consenting Lenders:	Same as under the Existing ABL Agreement.

Assignments and Participations:	Same as under the Existing ABL Agreement.

Yield Protection:	Same as under the Existing ABL Agreement.

Defaulting Lenders:	Same as under the Existing ABL Agreement.

Expenses and Indemnification:	Same as under the Existing ABL Agreement.

EU & UK Bail-In Provisions:	Same as under the Existing ABL Agreement.

QFC Provisions:	Same as under the Existing ABL Agreement.

Governing Law and Forum:	New York.

Counsel to the ABL Administrative Agent:	Moore & Van Allen PLLC or another law firm acceptable to the ABL Lead Arranger in consultation with the Borrower.

5

1

Annex I

PRICING GRID

Availability	Applicable Margin for ABR Loans	Applicable Margin for Term SOFR Loans
≥ 66% of the Line Cap	0.25%	1.25%
<66% but ≥ 33% of the Line Cap	0.50%	1.50%
<33% of the Line Cap	0.75%	1.75%

Average Quarterly Unused Portion of the New ABL Facility	Commitment Fee
< 50%	0.25%
≥ 50%	0.375%

Defined terms not defined herein as defined in the Existing ABL Agreement.

1

Exhibit C

Clearwater Paper Corporation

Summary of Conditions

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached (including the Annexes, Exhibits or Schedules hereto or thereto).

The initial borrowings under the applicable Credit Facilities (which, for the avoidance of doubt, in the case of the ABL Facility, shall be up to the amount of remaining undrawn availability under the Line Cap (as defined in the Existing ABL Facility and as evidenced by the borrowing base certificate delivered pursuant to clause (d) of paragraph 6 set forth in this Exhibit C) and, in the case of the Term Revolver Facility, shall be up to the amount of remaining undrawn availability under the Aggregate Commitments (as defined in the Existing AgWest Credit Agreement)) on the Closing Date shall be subject solely to the following conditions:

1. Since the date hereof, there shall not have been a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof).

2. The Acquisition shall have been consummated, or substantially concurrently with the initial funding of the applicable Credit Facilities on the Closing Date, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications or amendments thereto or consents or waivers thereto by the Borrower or any of its subsidiaries that are material and adverse to the Lenders (in their respective capacities as such) or the Lead Arrangers without the prior consent of the Commitment Parties holding a majority of the aggregate commitments under the Commitment Letter (such consent not to be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that (a) any decrease in the purchase price in connection with the Acquisition of less than 10% shall not in and of itself be deemed to be material and adverse to the interests of the Lenders or the Lead Arrangers so long as such decrease, to the extent it decreases the maximum cash consideration, is allocated to reduce the amount of the Term Loan Facilities on a dollar-for-dollar basis, (b)(i) any increase in the purchase price in connection with the Acquisition equal to or greater than 10% of the purchase price shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arrangers and (ii) any increase in the purchase price of less than 10% of the purchase price shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arrangers unless funded with equity proceeds or cash on hand or in the form of equity and (c) any change to the definition of “Material Adverse Effect” shall be deemed to be material and adverse to the interests of the Lenders and the Lead Arrangers.

3. All representations and warranties in the applicable Loan Documentation shall be made as of the Closing Date; provided, that, only the accuracy in all material respects (or in all respects if already qualified by materiality) of the Specified Representations shall be a condition to funding of the applicable Credit Facilities on the Closing Date, in all cases, subject to the Limited Conditionality Provision.

4. The Specified Acquisition Agreement Representations shall be true and correct in all material respects (or in all respects if already qualified by materiality) on the Closing Date, in all cases, subject to the Limited Conditionality Provision.

5. The Commitment Parties shall have received (a) audited consolidated balance sheets of the Borrower and its subsidiaries and the related consolidated statements of income and cash flows, setting forth in comparative form consolidated figures for the preceding fiscal year, for the three (3) most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) an unaudited pro forma balance sheet and a related statement of income and cash flows of the Borrower and its subsidiaries as of the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or if such period includes the end of the Borrower’s fiscal year, at least 90 days prior to the Closing Date) for which financial statements of Borrower and its subsidiaries are available and provided pursuant to clause (a) above, prepared after giving effect to the Transactions on a pro forma basis (the financial statements and reports required to be delivered pursuant to this Paragraph 5 being referred to herein as the “Required Financial Statements”); provided, that, as the date hereof, the Lead Arrangers confirm that the Required Financial Statements set forth in clause (a) above for the Borrower’s fiscal years ended December 31, 2021 and December 31, 2022 have been delivered; provided further that Borrower shall be deemed to have satisfied the requirement set forth in clause (a) above to the extent that any such financial statements have been filed and are publicly available electronically at www.sec.gov (or a successor web site thereto).

6. Each Loan Party shall have executed and delivered to the Administrative Agent the applicable Loan Documentation to which they are parties, and the Commitment Parties shall have received, in each case subject to the Limited Conditionality Provision, (a) customary borrowing requests with respect to the borrowings to be made under the applicable Credit Facilities on the Closing Date, (b) customary closing certificates (solely with respect to the satisfaction of the non-documentary closing conditions specified in paragraphs 1 through 5 set forth in this Exhibit C) and customary legal opinions, (c) customary organizational and governing documents, evidence of authority and good standing (or equivalent) certificates for each Loan Party in such Loan Party’s jurisdiction of organization, (d) a Borrowing Base Certificate (as defined in the Existing ABL Credit Agreement) giving pro forma effect to the Transactions and (e) a solvency certificate from the Borrower’s chief financial officer certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent, in form substantially consistent with the solvency certificate delivered under Section 4.1(f)(iii) of the Existing AgWest Credit Agreement.

7. The Administrative Agent shall have received, subject in all respects to the Limited Conditionality Provision, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral, including, for the avoidance of doubt, all such documents and instruments for creating and perfecting the Administrative Agent’s security interest in the personal property assets (including capital stock) of any newly-formed or acquired subsidiary, and all such documents and instruments shall have been executed and delivered by the relevant Loan Parties and, if applicable, be in proper form for filing (or reasonably satisfactory arrangements shall have been mutually agreed upon for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisition).

8. The Lenders shall have received in form and substance satisfactory to each Lender: (a) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, to the extent requested at least ten (10) days prior to the Closing Date; and (b) to the extent that the Borrower qualifies as a “legal entity customer under 31 C.F.R. §–1010.230 (the “Beneficial Ownership Regulation”), a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (the “Beneficial Ownership Certification”).

2

9. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and invoiced out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), upon the initial borrowings under the applicable Credit Facilities, shall have been paid (which amounts may be offset against the proceeds of the applicable Credit Facilities).

10. The Borrower shall have entered into a customary waiver of borrower rights with respect to the statutory rights of borrowers who borrow from Farm Credit System institutions, in substantially the form of the waiver of borrower rights delivered by the Borrower to AgWest on October 31, 2016.

11. The Borrower shall have, upon request by the Lead Arrangers, caused the Closing Date and the initial funding of the applicable Credit Facilities not to occur prior to completion of a period of 45 calendar days after the date hereof (or such shorter period as may be reasonably agreed by the Lead Arrangers); it being understood that such period of 45 calendar days (or such shorter period) shall in any case be deemed to have commenced as of the date of the Acquisition Agreement.

3